Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181781

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the notes has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell the notes and it is not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 18, 2012

Preliminary Prospectus Supplement

(To Prospectus dated June 14, 2012)

$105,000,000

    % CONVERTIBLE SENIOR NOTES DUE 2019

Interest payable on July 1 and January 1

We are offering $105,000,000 principal amount of our     % Convertible Senior Notes due 2019 (the “notes”). The notes will bear interest at a rate of     % per year, payable semiannually in arrears on July 1 and January 1 of each year, beginning on January 1, 2013. The notes will mature on July 1, 2019, unless earlier repurchased, redeemed or converted.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding July 1, 2019 unless we have called notes for redemption, in which case holders may convert their notes until the close of business on the scheduled trading day immediately preceding the relevant redemption date. See “Description of Notes—Conversion Rights” in this prospectus supplement. Upon conversion, we will deliver for each $1,000 principal amount of converted notes a number of shares of our common stock equal to the conversion rate, as described in this prospectus supplement.

The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances. See “Description of Notes—Conversion Rights.”

We may redeem the notes at our option (i) in whole but not in part on or prior to November 30, 2012 if we do not consummate our pending acquisition of eBioscience Holding Company, Inc. (the “Acquisition”) or the Amended and Restated Agreement and Plan of Merger related to the Acquisition (the “Acquisition Agreement”) is terminated on or prior to September 30, 2012 or (ii) in whole or in part on or after July 1, 2017 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption at the respective redemption prices set forth under “Description of Notes—Optional Redemption.” No sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including any future amounts outstanding under our new senior secured credit facility to be entered into in connection with the Acquisition); and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “AFFX.” The last reported sale price of our common stock on The NASDAQ Global Select Market on June 15, 2012 was $5.09 per share.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-13 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	Plus accrued interest, if any, from , 2012 if settlement occurs after that date.

We have granted the underwriters the right to purchase, exercisable within a 13-day period from, and including, the initial issue date of the notes, up to an additional $10,000,000 principal amount of notes, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                     , 2012.

Citigroup	Morgan Stanley

                    , 2012

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference” on page S-85.

Unless expressly stated or the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Affymetrix” refer to Affymetrix, Inc., a Delaware corporation, and its consolidated subsidiaries. Currency amounts in this prospectus supplement are stated in U.S. dollars.

This prospectus supplement, the accompanying prospectus and any issuer free writing prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any issuer free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither this prospectus supplement nor the accompanying prospectus or any issuer free writing prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus supplement that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act, as amended (the “Exchange Act”) including statements regarding our “goals,” “expectations,” “beliefs,” “intentions,” “strategies” or the like. Such statements are based on our current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results or business conditions may differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to: risks relating to whether and when the Acquisition is consummated, including satisfaction of conditions to the closing of the Acquisition and satisfaction of conditions to the financing of the Acquisition; our ability to timely and successfully integrate and realize the anticipated strategic benefits and cost savings or other synergies of the Acquisition in a cost-effective manner while minimizing the disruption to our business; the risk that eBioscience’s future performance may not be consistent with its historical performance; risks associated with our ability to offer new products and technologies; our capacity to identify and capitalize upon emerging market opportunities; market acceptance of our products versus those of our competitors; uncertainties related to cost and pricing of Affymetrix products; fluctuations in overall capital spending in the academic and biotechnology sectors; changes in government funding policies; our dependence on collaborative partners; the size and structure of our current sales, technology and technical support organizations; uncertainties relating to our suppliers and manufacturing processes; our ability to achieve and sustain higher levels of revenue, improved gross margins and reduced operating expenses; personnel retention; global credit and financial market conditions; uncertainties relating to Federal and Drug Administration (“FDA”) and other

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regulatory approvals; risks relating to intellectual property of others and the uncertainties of patent protection and litigation; volatility of the market price of our common stock; unpredictable fluctuations in quarterly revenues; the risk factors incorporated by reference under Part I, Item 1A of our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011; and other factors described elsewhere in this prospectus supplement or in our current and future filings with the Securities and Exchange Commission (“SEC”).

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus supplement not to occur. You should consider any forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

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SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference herein. It may not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus and the incorporated documents.

Our Business

We develop, manufacture and sell products and services for genetic analysis to the life science research and clinical healthcare markets. Researchers around the world use our technology to better understand the role that genes play in disease, the effectiveness and safety of therapies and many other biological factors that affect human well-being. We sell our products to some of the world’s largest pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for profit research institutions. Approximately 25,000 peer-reviewed papers have been published based on work using our products. As of March 31, 2012, we had about 900 employees worldwide. We maintain sales and distribution operations across the United States, Europe, Latin America and Asia.

Risk Factors

An investment in the notes involves risk. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-13, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

Recent Developments

We intend to use the net proceeds from this offering to pay a portion of the purchase price for our pending acquisition of eBioscience Holding Company, Inc. (“eBioscience”). eBioscience is a privately held company. Its major product application areas are in flow cytometry, immunoassays, microscopic imaging and other protein-based analyses. They are primarily sold in the research-use-only market.

Pending Acquisition of eBioscience

Overview of Acquisition

On May 3, 2012, we entered into an Amended and Restated Plan of Merger (the “Acquisition Agreement”) to acquire eBioscience for approximately $315 million in cash, subject to certain adjustments as provided in the Acquisition Agreement (the “Acquisition”). The Acquisition Agreement amends and restates in its entirety the terms and conditions of the Agreement and Plan of Merger dated November 29, 2011 entered into among the same parties. The Acquisition is subject to certain closing conditions, including our receipt of financing for the Acquisition. The Acquisition Agreement contains certain termination rights for both us and eBioscience, and further provides that upon termination of the Acquisition Agreement under specified circumstances, we will pay to eBioscience a termination fee of $15 million. The Acquisition Agreement contemplates that we will fund the transaction with senior secured financing (as discussed below under “Commitment Letter for New Senior Secured Credit Facility”), the proceeds of additional financing expected to be completed by us prior to closing and a portion of our currently available cash resources. We intend to use the proceeds of this offering for such purpose. See “Use of Proceeds.”

A copy of the Acquisition Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on May 30, 2012, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing description of the proposed transaction and the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Rationale for Acquisition

We believe the acquisition of eBioscience is a good strategic fit for Affymetrix, allowing us to expand our addressable markets and continue to diversify our business beyond genomics discovery into cell and protein analysis. Key considerations underlying our decision to acquire eBioscience include:

•

Global provider of reagents and antibodies. eBioscience develops, manufactures and markets reagents and antibodies that are fundamental for research applications in immunology, oncology, cell biology and stem cell biology. Marketing products in over 70 countries worldwide, eBioscience maintains one of the most recognizable reagents brands in the life science research community, and eBioscience reagents have been cited in over 22,000 publications in the past 10 years. eBioscience drives growth through its broad suite of products utilizing an efficient research and development process that caters to the specific needs of its customers. As a result, eBioscience has achieved significant growth from new product introductions that increased its portfolio from approximately 8,500 stock-keeping units (“SKUs”) in 2009 to approximately 11,000 SKUs in 2011.

•

Diversification. The acquisition of eBioscience represents a transformative opportunity for us to continue to diversify our revenue streams with a stronger offering of reagents for cell and protein analysis to complement our traditional businesses of gene expression and genotyping, as well as to augment our foundation in molecular diagnostics, including our cytogenetics offering. We believe that diversification into cell and protein analysis provides an important growth opportunity and should help us offset the decline in our legacy RNA gene chip business that is being impacted as newer technologies such as next generation sequencing are more widely adopted for this application.

•

Market Opportunity. In addition to complementing our existing reagents business, the acquisition of eBioscience and its technologies in multi-color flow cytometry, single plex and multiplex immunoassays and immunohistochemistry will enable us to offer a range of products that address profiling and characterization of genes, as well as tools enabling the study of cells. Studying intact cells and tissues through advanced imaging technologies such as flow cytometry and immunohistochemistry is an important approach to understanding diseases. Affymetrix currently is recognized as a leader in global profiling and characterization of genes, genetic variants and the RNA products produced from genes. The acquisition of eBioscience would add a global leader in characterizing proteins and cells, an important process in understanding disease states, as well as in creating diagnostic products and identifying therapeutic targets.

•

Historical Financial Performance. eBioscience revenues for 2011 were $70.9 million, up 8.6% from 2010, with net income of $9.6 million in 2011, up from $6.0 million in 2010. North American sales represented 48% of eBioscience’s total revenue for 2011, as compared with 52% in 2010. See the historical financial statements of eBioscience filed as Exhibit 99.1 to our Current Report on Form 8-K on May 30, 2012.

Affymetrix and eBioscience each command considerable brand recognition as pioneers in their respective fields. We expect commercial synergies as a result of this brand recognition through cross-selling to existing research laboratory, pharmaceutical and diagnostic customers as well as development of novel products that combine technologies from the two companies.

The acquisition of eBioscience would represent a further expansion for us into downstream markets where validation and testing activity leverages the results of basic discovery research to achieve a more thorough understanding of disease states and, ultimately, new and/or improved diagnostics and therapeutics. We currently pursue such downstream markets through our Panomics offerings, which focus on validation and testing research, and our USB business, which offers an extensive line of molecular biology and biochemical reagent products. We also target certain downstream markets using our microarrays, such as through the application of our CytoScan™ offering for array-based cytogenetics and through our Powered by Affymetrix™ partners who are developing molecular diagnostics products based on our microarrays. We share customers with eBioscience in its downstream markets through our Panomics division and USB business. More generally, we expect that the Acquisition will create additional product and market breadth to allow for expansion into high growth regions such as China, India, Brazil and other regions such as the Middle East and Asia.

Apart from cross-selling opportunities and the development of complementary distribution channels, and certain research and development projects that leverage the assets of the two companies, we intend to operate eBioscience after the consummation of the Acquisition as a separate business unit in order to minimize or avoid any disruption of services, while taking advantage of immediate opportunities to create efficiencies. During the first twelve months following the consummation of the Acquisition, we will seek to educate both companies’ sales forces in complementary products in an effort to achieve commercial synergies. Additionally, we will explore potential efficiencies in manufacturing operations and research and development projects to drive savings and productivity.

Potential investors in the notes should be aware that the Acquisition may not be consummated and, even if consummated, anticipated benefits of the Acquisition may not be realized as discussed in greater detail under “Risk Factors” in this prospectus supplement.

eBioscience Market Overview

Flow Cytometry

Flow cytometry is a well-established technology used to count and examine physical and chemical parameters of particles, such as cells, in high throughput. Fluorescently-labeled antibodies are generally used to measure these parameters in a population of cells, which are suspended in a fluid and passed through an electronic detection device. Measurable parameters of a cell include volume and morphology, DNA/RNA content, DNA copy number variation, protein expression and localization, intracellular antigens (e.g. cytokines, chemokines), enzymatic activity, apoptosis, cell adherence and cell viability. Additionally, beads that are bound to antibodies can be used in a flow cytometer to perform multiplex immunoassays.

Flow cytometry is routinely used in basic and clinical research, including immunology, cell biology and stem cell biology, as well as in the diagnosis of health disorders, especially blood cancers and HIV. It is one of the primary methods for rapid cell analysis and is extensively used for numerous applications in life sciences such as examining gene and protein profiles, cell based assays, pharmacogenomics, metabolic studies, stem cell research and screening markers for gene expression.

Key potential growth drivers and market trends include:

•

advancements in flow cytometry technology, notably increasing the number of lasers and fluorescence detectors as well as bead-based assays, that are enabling multi-color antibody labeling for more precise assessment of a target population by their phenotypic markers;

•	new genetic and protein disease markers and related phenotypic signatures arising from genomic and proteomic studies that can be readily adapted for flow cytometry;

•

development of lower cost, easier to use systems that are enabling the adoption of the technology in areas beyond traditional immunology research, such as hematology, histology, cytology, microbiology, cell biology, stem cell research and systems biology; and

•	increases in recognition of the utility of flow cytometry to assess drug safety and efficacy.

Immunoassays

Immunoassays allow research scientists to measure the presence and quantity of proteins produced by cells in model systems and disease processes.

Key potential growth drivers and market trends include:

•	developments and demand in basic research and translational medicine markets;

•

increased multiplexing of analytes (substances or chemical constituents undergoing analysis) which is increasingly being adopted in research and clinical applications including secondary screening, allergy, immunology, cancer, cardiac and infectious disease testing;

•	discovery and introduction of new and relevant biomarkers; and

•	advancements that have markedly increased the sensitivity of immunoassays.

eBioscience Products

eBioscience’s major product application areas are in flow cytometry, immunoassays, microscopic imaging and other protein analyses. Its primary focus is to provide innovative, high-quality reagents to researchers worldwide and empower the process of scientific discovery in the areas of immunology and oncology. Its customer mix includes academic institutions, government institutions and industrial businesses across North America, Europe, and Asia Pacific.

eBioscience provides an extensive portfolio of antibodies and reagents for use in flow cytometry and immunoassays.

Within the flow cytometry market, eBioscience is a leading developer of multi-color flow cytometry reagents, which is a growing subsector of the global flow cytometry market. The significance of multi-color flow is that it provides the scientist with the ability to characterize a variety of targets simultaneously in a given cell analysis, allowing a much more detailed picture of healthy and diseased cells than is possible when measuring a single target.

Within the immunoassays market, eBioscience offers a broad portfolio of simple, easy-to-use immunoassays kits for the quantitative measurement of either secreted or intracellular protein levels in biological samples such as cell lysates or serum. These kits enable simultaneous detection of up to 20 analytes in a single sample using a traditional flow cytometer and are focused on immune regulation, cellular immunity and cancer biology.

Flow cytometry and immunoassay product lines represented a significant majority of eBioscience revenue in 2011, accounting for over 80% of product mix and over 70% of revenue growth compared to 2010. Flow cytometry represented approximately 60% of sales in 2011, an increase of over 7% from 2010. Immunoassay sales represented over 20% of sales in 2011, an increase of over 7% from 2010.

eBioscience focuses on the development of assays and reagents in areas where it has strong domain knowledge, including immunology (human, non-human primate, mouse, rat), stem cell biology, oncology and metabolism, angiogenesis and bone biology, primarily in the research-use-only market. After determining a marker of interest, eBioscience will either in-license the cell clone that produces the marker, if available, or will use its ability and experience in native cell engineering to develop the clone internally. eBioscience introduced approximately 600 new products in each of 2010 and 2011. Over 10% of its revenues for 2010 and 2011 were derived from products introduced within the preceding 24 months. See “Risk Factors—Risks Related to Our Sales” in this prospectus supplement.

Employees, Operations and Historical Development

eBioscience had approximately 280 employees worldwide as of March 31, 2012. It currently markets its products in approximately 70 countries and sells its products directly to customers in 10 of these countries.

eBioscience had 31 direct sales representatives worldwide, as of March 31, 2012, of which 17 are in North America and 14 are in the European Union. It relies on specialized distributors to market its products in countries where it does not sell directly. eBioscience also had approximately 60 professionals focused on research and development, located in its facilities in San Diego, California and Vienna, Austria as of March 31, 2012.

eBioscience is a privately-held company founded in 1999. eBioscience expanded its presence in the immunoassay market through its acquisition of a private European company in October 2009 (which contributed substantially to eBioscience’s revenue growth from 2009 to 2010). Its principal executive offices are located at 10255 Science Center Dr, San Diego, CA 92121. eBioscience manufactures its flow cytometry reagents in San Diego, California, and most of its immunoassays in Vienna, Austria.

Commitment Letter for New Senior Secured Credit Facility

In connection with Acquisition Agreement, we entered into an amended and restated commitment letter with financing sources providing up to $100 million aggregate principal amount of senior secured credit, composed of (i) $85.0 million aggregate principal amount under a five-year term loan facility (the “Term Loan”) and (ii) $15.0 million aggregate principal amount under a five-year revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, the “senior secured credit facility”). The Term Loan will be used to finance a portion of the transaction contemplated by the Acquisition Agreement and pay fees and expenses incurred in connection with the foregoing and with the senior secured credit facility, and any loans under the Revolving Credit Facility made after the closing date of the Acquisition will be used for working capital and general corporate purposes. The commitment to provide this funding is subject to several conditions, including the receipt of at least $105 million in gross proceeds from this offering or from specified additional or alternative financing.

The Term Loan and Revolving Credit Facility will bear interest, at our option, either (a) during any interest period selected by us, at the greater of (i) the offered rate per annum for deposits in U.S. dollars in the London interbank market for the relevant interest period adjusted for reserve requirements and (ii) 1.50% per annum (the greater of (i) or (ii), “LIBOR”), in each case plus a spread of 5.00% per annum, or (b) at the greatest of (i) the prime rate per annum from time to time announced by The Wall Street Journal (or another national publication as provided in the related credit agreement), (ii) the federal funds rate plus 0.50% per annum and (iii) LIBOR for a one-month interest period plus 1.00% per annum, in each case plus a spread of 4.00% per annum.

The senior credit facility will be (i) guaranteed by substantially all of our domestic subsidiaries (subject to certain exceptions and limitations) and (ii) secured by substantially all of our and each guarantors’ assets (subject to certain exceptions and limitations). Amounts outstanding under the senior secured credit facility will be subject to acceleration upon the occurrence of, and may bear interest at an additional 2.0% per annum during the existence of, events of default. The new facility will impose operating and financial restrictions on us, such as financial performance covenants including (i) a minimum fixed charge coverage ratio, (ii) a maximum senior leverage multiple and (iii) a maximum total leverage multiple. See “Risk Factors—Risks Related to the Acquisition” for further discussion of the operating and financial restrictions and other risks related to the senior secured credit facility.

Other Information

We were incorporated in California in 1992 and reincorporated in Delaware in 1998. Our principal executive offices are located at 3420 Central Expressway, Santa Clara, CA 95051. Our telephone number is (408) 731-5000. We maintain a website at www.affymetrix.com where general information about us is available. Investors can obtain copies of our filings with the SEC from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus supplement and the accompanying prospectus.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to Affymetrix, Inc. and not to its consolidated subsidiaries unless expressly stated otherwise. Unless expressly provided, the information contained in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.

Issuer	Affymetrix, Inc., a Delaware corporation.

Securities	$105,000,000 principal amount of % Convertible Senior Notes due 2019 (plus up to an additional $10,000,000 principal amount to cover over-allotments).

Maturity	July 1, 2019, unless earlier repurchased, redeemed or converted.

Interest	% per year. Interest will accrue from , 2012 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2013. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion Rights	Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date.

If we call notes for redemption, holders may convert their notes until the close of business on the scheduled trading day immediately preceding the relevant redemption date unless we fail to pay the redemption price.

The conversion rate for the notes is initially shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement.

Settlement upon Conversion	Upon conversion, we will deliver for each $1,000 principal amount of converted notes a number of shares of our common stock equal to the conversion rate (together with a cash payment in lieu of any fractional share) on the third business day following the relevant conversion date. See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the delivery to you of the shares of our common stock, together with a cash payment for any fractional share, upon conversion of a note.

Adjustment of Conversion Rate	Subject to certain exceptions described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments,” we will adjust the conversion rate of the notes if any of the following events occurs:

•	we issue common stock as a dividend or distribution on our common stock or we effect a stock split or stock combination;

•	we issue certain rights or warrants to all or substantially all holders of our outstanding common stock;

•	we distribute shares of our capital stock, evidences of indebtedness or assets to all or substantially all holders of our outstanding common stock;

•	we make distributions consisting of cash to all or substantially all holders of our outstanding common stock; or

•	we or one of our subsidiaries makes certain purchases of our outstanding common stock pursuant to a tender offer.

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change.”

Redemption at Our Option	If our pending acquisition of eBioscience is not consummated or the Acquisition Agreement related to the Acquisition is terminated on or prior to September 30, 2012, we may redeem all, but not less than all, of the notes on a redemption date to occur on or prior to November 30, 2012 at a redemption price per $1,000 principal amount of notes equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such note to, but excluding, the redemption date and (iii) 75% of the difference, if positive, between the redemption conversion value and the initial conversion value (each as defined in this prospectus supplement under “Description of Notes—Optional Redemption”).

Following November 30, 2012, we may not redeem the notes at our option prior to July 1, 2017. We may redeem the notes, at our option, in whole or in part, on or after July 1, 2017 if the last reported sale price per share of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption.

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of redemption not less than 30 nor more than 60 calendar days before the redemption date to the trustee, the paying agent and each holder of notes. See “Description of Notes—Optional Redemption.”

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or a multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

•

effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including any future amounts outstanding under our new senior secured credit facility); and

•	structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of March 31, 2012, our total consolidated indebtedness was $3.9 million, none of which was secured indebtedness, and our subsidiaries had $7.0 million of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), the borrowing of $85.0 million under our new senior secured credit facility and the completion of our pending acquisition of eBioscience on the basis described under “Unaudited Pro Forma Combined Financial Information,” our total consolidated indebtedness as of March 31, 2012 would have been $193.9 million, of which an aggregate of $85.0 million would have been secured indebtedness, and our subsidiaries would have had $21.0 million of indebtedness and other liabilities to which the notes would have been structurally subordinated.

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds

We estimate that the proceeds from this offering will be approximately $        million (or $        million if the underwriters exercise their over-allotment option to purchase additional notes in full), after deducting estimated underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to pay a portion of the purchase price for our pending acquisition of eBioscience. See “Use of Proceeds.”

Book-entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. Federal Income Tax Consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “U.S. Federal Tax Considerations.”

NASDAQ Global Select Market Symbol for Our Common Stock	Our common stock is listed on The NASDAQ Global Select Market under the symbol “AFFX.”

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA

The table below sets forth a summary of our financial and other information for the periods presented. We derived the financial information as of and for each of the years in the three-year period ended December 31, 2011 from our audited consolidated financial statements. We derived the financial information as of and for the three months ended March 31, 2012 and 2011 from our unaudited condensed consolidated financial statements.

The table below also sets forth unaudited summary pro forma combined financial information for the three months ended March 31, 2012 and the year ended December 31, 2011, which we have derived from the unaudited pro forma combined financial and other information included in this prospectus supplement under “Unaudited Pro Forma Combined Financial Information.” The unaudited combined pro forma statements of operations set forth below gives effect to the Acquisition as if it had closed on January 1, 2011, and the unaudited combined pro forma balance sheet information set forth below gives effect to the Acquisition as if it had closed on March 31, 2012. The summary pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the Acquisition occurred on the respective dates indicated and do not purport to indicate balance sheet information or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma combined financial information will prove to be correct.

The summary consolidated and pro forma financial information should be read in conjunction with:

•

our consolidated financial statements and related notes and the “Management’s Discussion and Analysis” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are incorporated by reference in this prospectus supplement and the accompanying prospectus;

•

the audited historical consolidated financial statements of eBioscience for the years ended December 31, 2011, 2010 and 2009 and the unaudited historical condensed consolidated financial statements of eBioscience for the three months ended March 31, 2012 and 2011 and related notes filed as an exhibit to our Current Report on Form 8-K dated May 30, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus; and

•	the unaudited pro forma combined financial and other information and related notes included in this prospectus supplement under “Unaudited Pro Forma Combined Financial Information.”

	Historical Data					Unaudited Pro Forma Data
	Three Months Ended March 31,		Year Ended December 31,			Three Months Ended March 31, 2012	Year Ended December 31, 2011
(in thousands, except per share data)	2012	2011	2011	2010	2009
Consolidated Statement of Operations Data:
Product revenue	$58,491	$67,463	$241,273	$277,743	$279,186	$77,255	$312,215
Services and Other	6,756	6,261	26,201	33,003	47,908	6,756	26,201

Total revenue	65,247	73,724	267,474	310,746	327,094	84,011	338,416

(Loss) income from operations	(3,352)	3,145	(16,641)	(5,167)	(33,158)	(410)	(41,364)

Net (loss) income(1)	(4,217)	39	(28,161)	(10,233)	(23,909)	(4,351)	(66,360)

Basic and diluted net (loss) income per common share	$(0.06)	$0.00	$(0.40)	$(0.15)	$(0.35)	$(0.06)	$(0.94)

Consolidated Balance Sheet Data
Cash, restricted cash, cash equivalents and available-for-sale securities	$170,017	$243,818	$265,067	$237,184	$345,465	$30,172
Working capital	171,905	142,082	259,961	159,932	345,486	127,667
Total assets	335,035	456,623	438,015	460,785	630,950	586,555
Long-term obligations(2)(3)	$9,702	$107,113	$104,596	$107,220	$257,496	$205,667

(1)

During 2010 and 2009, we repurchased $151.7 million and $69.1 million, respectively, of our 3.50% Senior Convertible Notes due 2038 (the “2038 notes”) and the resulting gain is labeled as “Gain from repurchase of convertible notes” in a single line item in our Consolidated Statements of Operations (See (2) for further details):

In 2010, we recognized a net gain of $6.3 million on repurchases totaling $151.7 million in aggregate principal amount; and

In 2009, we recognized a net gain of $17.4 million on the repurchase of $69.1 million in aggregate principal amount.

Additionally, we recognized $2.2 million in 2009 of expense related to our restructuring plans that was presented in a single line item labeled “Restructuring charges” in our Consolidated Statements of Operations.

(2)	In 2010 and 2009, we partially repurchased our 2038 notes:

In 2010, a total of $151.7 million aggregate principal amount was purchased for cash consideration of $143.6 million, including accrued interest and transaction costs; and

In 2009, $69.1 million aggregate principal amount was purchased for cash consideration of $50.6 million, including accrued interest and transactions costs.

We also repurchased $0.1 million aggregate principal amount of our 0.75% senior convertible notes due 2014 in 2009.

(3)

On February 3, 2012, we commenced a cash tender offer to repurchase the entire aggregate outstanding principal amount of our 2038 notes at par plus accrued and unpaid interest from the last interest payment date applicable to the 2038 notes to, but not including, the settlement date for the tender offer. Approximately $91.6 million, or 96%, in aggregate principal amount of the 2038 notes were tendered. We settled the tender offer on March 5, 2012 and paid to the holders of the 2038 notes aggregate consideration of $92.1 million, including the accrued interest.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest. We do not have any shares of preferred stock outstanding.

	Three Months Ended	Year Ended December 31,
	March 31, 2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	—	—	—	—	—	5.16
Deficiency of earnings to cover fixed charges (in thousands)	$4,360	$25,680	$8,229	$22,941	$242,012	—

RISK FACTORS

Any investment in the notes or our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes and our common stock could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business

Risks Related to the Growth of Our Business

If we do not continually develop and commercialize new or enhanced products and services, our business may not grow.

Our success depends in large part on our continual, timely development and commercialization of new or enhanced products and services that address evolving market requirements and are attractive to customers. The life science and clinical diagnostic research markets are characterized by rapid and significant technological changes, frequent new product introductions and enhancements, evolving industry standards and changing customer needs. Standardization of tools and systems for genetic research is still ongoing and we cannot assure you that our products will emerge as the standard for genetic research. We likewise cannot assure you that products we offer upon the consummation of the acquisition of eBioscience will keep pace with the rapid rate of change in the life science research market or that any new products will adequately meet the requirements of the marketplace or achieve market acceptance. Other companies may introduce new technologies, techniques, products or services that render our products or services obsolete or uneconomical. If we do not appropriately innovate and invest in new technologies, then our technologies will become dated and our customers could move to new technologies offered by our competitors.

As a result, we are continually looking to develop, license or acquire new or enhanced technologies, products and services to further broaden and deepen our offerings. Some of the factors affecting market acceptance of our products and services include:

•	availability, quality and price as compared to competitive technologies, products and services;

•	the functionality of new and existing products and services, and whether they address market requirements;

•	the timing of introduction of our technologies, products and services as compared to competitive technologies, products and services;

•	the existence of product defects;

•	scientists’ and customers’ opinions of the utility of our products and services and our ability to incorporate their feedback into future products and services;

•	citation of our products in published research; and

•	general trends in life science and clinical diagnostics research and life science informatics software development.

Our new or enhanced technologies, products or services may not be accepted by customers in our target markets. For example, once we have developed or obtained a new technology, we may fail to successfully commercialize new products and services based on that technology, particularly to the extent that our new products and services compete with established technologies or the products and services of more established competitors. Risks relating to product adoptions include the inability to accurately forecast demand and difficulties in managing different sales and support requirements due to the type or complexity of the new products.

Further, many of our current and potential customers have limited budgets. Accordingly, we cannot assure you that the successful introduction of new or enhanced products or services will not adversely affect sales of our current products and services or that customers that currently purchase our products or services will increase their aggregate spending as a result of the introduction of new products and services.

Emerging opportunities in molecular diagnostics may not develop as quickly as we expect and we depend, in part, on the efforts of our partners to be successful.

The clinical applications of our technologies for diagnosing and enabling informed disease management options in the treatment of disease is an emerging opportunity in molecular diagnostics. At this time, we cannot be certain that molecular diagnostic markets will develop as quickly as we expect. Although we believe that there will be clinical applications of our technologies that will be utilized for diagnosing and enabling informed disease management options in the treatment of disease, there can be no certainty of the technical or commercial success our technologies will achieve in such markets.

Our success in the molecular diagnostics market depends, in part, on our collaborative relationships and the ability of our collaborative partners to achieve regulatory approval for such products in the United States and in overseas markets and successfully market and sell products using our technologies.

Our growth depends, in part, on our ability to acquire new businesses and technologies and successfully integrate acquisitions, which may absorb significant resources and may not be successful.

As part of our strategy to develop and identify new technologies, products and services, we have acquired and may continue to acquire new businesses and technologies. Our integration of the operations of acquired businesses requires significant efforts, including the coordination of information technologies, research and development, sales and marketing, operations, manufacturing and finance. In particular, if our pending acquisition of eBioscience is completed, its success will depend, in part, on our ability to successfully integrate eBioscience’s business and operations and fully realize the anticipated benefits and synergies from combining our businesses and eBioscience. If we are not able to achieve these objectives following the Acquisition, the anticipated benefits and synergies of the Acquisition may not be realized fully or at all or may take longer to realize than expected. Our efforts to successfully integrate acquisitions may result in additional expenses and divert significant amounts of management’s time from other projects.

Our failure to manage successfully and coordinate the growth of the combined company could also have an adverse impact on our business. In addition, there is no guarantee that businesses we acquire will become profitable or remain so. If our acquisitions do not meet our initial expectations, we may record impairment charges.

Factors that will affect the success of our acquisitions include:

•	our ability to retain key employees of the acquired company;

•	the performance of the acquired business, technology, product or service;

•	our ability to integrate operations, financial and other systems;

•

the ability of the combined company to achieve synergies among its constituent companies, such as increasing sales of the combined company’s products and services, achieving expected cost savings and effectively combining technologies to develop new products and services;

•	any disruption in order fulfillment or loss of sales due to integration processes, including relationships with suppliers or distributors;

•	the presence or absence of adequate internal controls and/or significant fraud in the financial systems of acquired companies;

•

any decrease in customer and distributor loyalty and product orders caused by dissatisfaction with the combined companies’ product lines and sales and marketing practices, including price increases; and

•

our assumption of known contingent liabilities that are realized, known liabilities that prove greater than anticipated, or unknown liabilities that come to light, to the extent that the realization of any of these liabilities increases our expenses or adversely affects our business or financial position.

Risks Related to the Acquisition

If we do not complete our acquisition of eBioscience, our business, reputation and financial condition will be adversely affected.

On May 3, 2012, we entered into an Amended and Restated Agreement and Plan of Merger to acquire eBioscience for approximately $315 million in cash, subject to certain adjustments as provided in the Acquisition Agreement. The Acquisition is subject to certain conditions which must be fulfilled in order to complete the Acquisition, including our receipt of financing for the Acquisition. While we expect the Acquisition to close late in the second quarter of 2012, we cannot provide assurance that the Acquisition will be completed on schedule, or at all.

The Acquisition Agreement contains certain termination rights for both us and eBioscience, and further provides that upon termination of the Acquisition Agreement under specified circumstances, we will pay to eBioscience a termination fee of $15 million. The failure of the Acquisition to be completed may also result in claims for damages, negative publicity and a negative impression of us in the investment community, may cause our stock price to decline and may adversely affect our relationship with employees, customers and other partners in the business community. The occurrence of any of these events could materially and adversely affect us.

In order to complete the Acquisition, we expect to incur a substantial amount of indebtedness and equity-linked securities (including the notes and amounts under our senior secured credit facility), which could adversely affect us, including by decreasing our business flexibility, increasing our borrowing costs or diluting our stockholders.

The Acquisition Agreement contemplates we will fund the transaction using available cash resources and the net proceeds of a senior secured financing (see “Summary—Recent Developments”) and the net proceeds of this offering or an alternative or additional financing to be completed by us prior to the closing of the Acquisition. In connection with the Acquisition Agreement, we entered into an amended and restated commitment letter with financing sources lending up to $100 million under the senior secured credit facility. The commitment to provide this funding is subject to certain conditions, including the closing of this offering and/or the receipt of additional financing contemplated by the Acquisition Agreement.

In order to complete the Acquisition, we expect to incur a substantial amount of indebtedness, including the notes and amounts provided under the senior secured credit facility, which could adversely affect us, including by decreasing our business flexibility and increasing our borrowing costs. The indebtedness we incur in connection with the Acquisition is expected to significantly increase our interest expense, leverage and debt service requirements. Increased levels of indebtedness may reduce funds available for our investment in product development as well as capital expenditures and other activities, increase our borrowing costs and create competitive disadvantages for us relative to other companies with lower debt levels. In addition, the proposed agreements governing the senior secured credit facility contain restrictive covenants imposing operating and financial restrictions on us, including restrictions that may limit our ability to finance future operations or capital needs or to engage in other business activities. See the risk factor below entitled “We may not be able to finance future needs or adapt our business plan to changes because of restrictions placed on us by our new senior secured credit facility and future instruments governing our indebtedness.”

If an event of default occurs under the senior secured credit facility or any other debt financing agreement, we may be required to immediately repay all outstanding borrowings, together with accrued interest and other fees. We may not be able to repay all amounts due in the event these amounts are declared due upon an event of default, and the notes will be effectively subordinated to any secured indebtedness (including any amounts outstanding under our senior secured credit facility) to the extent of the value of the assets securing such indebtedness. See “—Risks Related to the Notes.”

We may not be able to finance future needs or adapt our business plan to changes because of restrictions placed on us by the senior secured credit facility and future instruments governing our indebtedness.

The proposed terms of our senior secured credit facility to be entered into upon the closing of the Acquisition include various covenants that limit our ability, and that of our subsidiaries, to, among other things:

•	incur additional debt, including guarantees by us or our subsidiaries;

•	make investments, pay dividends on our capital stock, redeem or repurchase our capital stock, redeem or repurchase the notes or any subordinated obligations;

•	create liens;

•	make capital expenditures;

•	dispose of assets;

•	make acquisitions;

•	create or permit restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us;

•	engage in transactions with affiliates;

•	engage in sale and leaseback transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

Our ability to comply with covenants contained in the proposed senior secured credit facility and any future agreements governing other indebtedness to which we are or may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The senior secured credit facility will require us to comply with financial performance covenants, including, without limitation, a minimum fixed charge coverage ratio, maximum senior leverage multiple and maximum total leverage multiple. Additionally, the proposed senior secured credit facility contains numerous affirmative covenants, including covenants regarding payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. The terms of the credit facility could change after this offering, and any additional indebtedness we incur in the future may subject us to further covenants.

Our failure to comply with these covenants could result in a default under the agreements governing the relevant indebtedness. In addition, unless cured or waived, the default could result in an acceleration under our other instruments that contain cross-acceleration or cross-default provisions, which could require us to repay or repurchase indebtedness, together with accrued interest, prior to the date it otherwise is due and that could adversely affect our financial condition. If a default occurs under the senior secured credit facility, the lenders could cause all of the outstanding debt obligations under the facility to become due and payable, which would result in a default under our existing 2038 notes and the notes and could lead to an acceleration of obligations related to the 2038 notes and the notes. Upon a default or cross-default, the agent, at the direction of some or all of the lenders under the senior secured credit facility, could foreclose against the collateral. Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

Finally, the terms of the senior secured credit facility are not yet finalized and are subject to change until the credit agreement and related documents are entered into. The final terms of the credit agreement may differ from the description provided in this prospectus supplement and may be less favorable to us and further restrict our ability to conduct or business or fulfill our obligations under the notes.

If the Acquisition is completed, we will incur significant transaction and Acquisition-related costs.

If the Acquisition is completed, we expect to incur a number of non-recurring costs associated with combining the operations of the two companies. The substantial majority of non-recurring expenses resulting from the Acquisition will be comprised of transaction costs related to the Acquisition and financing arrangements and employment-related costs. We also will incur transaction fees and costs related to formulating and implementing integration plans. For example, pursuant to certain of our agreements with a collaborative partner, we will be required to migrate certain eBioscience products to incorporate our collaborative partner’s technologies. We continue to assess the magnitude of these costs and additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies or synergies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

Any difficulties in integrating eBioscience following the Acquisition could negatively affect our results of operations and ability to execute our strategy.

If we experience difficulties in integrating eBioscience with our existing operations or are not able to achieve the anticipated benefits and synergies of the Acquisition, our business and results of operations could be negatively affected. In addition, it is possible that the ongoing integration process could result in the loss of key employees, errors or delays in systems implementation, the disruption of our ongoing business or the acquired business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits and synergies of the Acquisition. Integration efforts also may divert management attention and resources.

Risks Related to Our Sales

We face significant competition, and our failure to compete effectively could adversely affect our sales and results of operations.

We compete with companies that develop, manufacture and market genetic analysis tools for the life science and clinical healthcare markets. We face significant competition as our competitors and new companies develop new, improved or more economical products, services and technologies.

The market for our products and services is highly competitive, has high barriers to entry and has several other large companies with significant market share. For example, companies such as Illumina, Inc., Agilent Technologies and Life Technologies Corporation have products for genetic analysis that are directly competitive with certain of our products. In addition, Illumina, Inc., Life Technologies Corporation and Complete Genomics, Inc. also offer DNA sequencing technology which we do not offer. As the costs of DNA sequencing fall, we will face increased competition in certain of our existing and potential markets. We also face competition from established diagnostic companies such as Beckman Coulter, Becton, Dickinson and Company, bioMérieux, Celera Diagnostics, Johnson & Johnson, Gen-Probe Incorporated and Roche Diagnostics, which have made strategic commitments to diagnostics, have financial and other resources to invest in new technologies, and have substantial intellectual property portfolios, substantial experience in new product development and regulatory expertise. In addition, our collaborative partners may compete with us.

Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do. In addition, many current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary genetic content.

eBioscience competes in the life science research market with companies such as Becton, Dickinson and Company, Abcam plc, Life Technologies Corporation and Beckman Coulter. eBioscience is currently involved in litigation with a third-party competitor over alleged infringement by eBioscience of its intellectual property rights. See “—Risks Related to Our Intellectual Property—Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or services or impact our stock price.” Further, with respect to eBioscience’s business, a number of competitors employ bundled arrangements in which customers pay for consumable products (such as reagent test kits), services and the related instruments under a single arrangement, including arrangements where the customer commits to purchase a minimum volume of consumable products annually. Since neither we nor eBioscience currently produce instruments for this market, and bundled arrangements can allow competitors to offer lower prices for competing products, customer demand for these bundled arrangements could lead to loss of market share or force us to supply products at a discount.

Reduction or delay in research and development budgets and government funding may adversely impact our sales.

We expect that our revenue in the foreseeable future, including anticipated revenue following the consummation of our pending acquisition of eBioscience, will be derived from products and services provided to pharmaceutical and biotechnology companies, as well as a relatively small number of academic, governmental and other research institutions. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers.

Factors that could affect the spending levels of our customers include:

•	changes in government programs, including available funding, which support research and development expenditures by companies and research institutions;

•	weakness in the global economy and changing market conditions that affect our customers;

•	changes in the extent to which the pharmaceutical industry may use genetic information and genetic testing as a methodology for drug discovery and development;

•	changes in the regulatory environment affecting life science companies and life science research;

•	impact of consolidation within the pharmaceutical industry; and

•	cost reduction initiatives of customers.

Budgets in the research-use-only market have been particularly challenged in recent periods, which we believe has had an adverse effect on both us and eBioscience. A significant or prolonged change in research funding, particularly with respect to the U.S. National Institutes of Health, could have an adverse impact on future revenues and results of operations.

As we implement our strategy to expand into new markets, the size and structure of our current sales, marketing and technical support organizations may limit our ability to sell our products and services.

As we implement our strategy to expand into new markets, we may not be able to establish a sales, marketing and technical support organization sufficient to sell, market and support all of our new products, or to cover all of the regions that we target globally. To assist our sales and support activities, we have entered into distribution agreements through certain distributors, principally in markets outside of North America and Europe. In addition, we may enter into distribution arrangements with respect to some of our products that we believe will be better served in such arrangements than our current sales and marketing organizations. We have less control over other third parties on whom we rely for sales, marketing and technical support. In addition, these third parties may decide to develop and sell competitive products or otherwise become our competitors, which could harm our business.

Consolidation trends in both our market and many of our customers’ markets have increased competition.

There has been a trend toward industry consolidation in our markets for the past several years. We expect this trend toward industry consolidation to continue as companies attempt to strengthen or hold their market positions in an evolving industry and as companies are acquired or are unable to continue operations. We believe that industry consolidation may result in stronger competitors that are better able to compete as sole-source vendors for customers. This could lead to more variability in operating results and could harm our business.

Additionally, there has been a trend toward consolidation in many of the customer markets we sell to, in particular the pharmaceutical industry. Consolidation in our customer markets results in increased competition for important market segments and fewer available accounts, and larger consolidated customers may be able to exert increased pricing pressure on companies in our market.

If we are unable to maintain our relationships with collaborative partners and licensors, we may have difficulty developing and selling our products and services.

Our commercial success depends, in part, on our ability to develop and maintain collaborative relationships and licenses with key companies as well as with key academic researchers. In particular, we depend on third parties for in-licensed technology and components for a variety of our product lines. We collaborate with a number of instrumentation and reagent companies, including Beckman Coulter, CapitalBio Corporation, Genisphere LLC, Life Technologies Corporation, Luminex Corporation, Siemens Medical Solutions Diagnostics, Takara Bio Inc., New England Biolabs, Inc. and Qiagen GmbH. Some of these collaborators, like Life Technologies Corporation, Takara Bio Inc., New England Biolabs, Inc. and Luminex Corporation, are currently sole suppliers of components of some of our reagent kits but they are also our competitors. Relying on our collaborative relationships is risky to our future success because:

•	our partners may develop technologies or components competitive with our products and services;

•	our existing collaborations may preclude us from entering into additional future arrangements or impact the integration of acquired businesses and technologies;

•	our partners may not obtain regulatory approvals necessary to continue the collaborations in a timely manner;

•	some of our agreements may terminate prematurely due to disagreements between us and our partners or licensors;

•	our partners may not devote sufficient resources to the development and sale of our products and services;

•	our partners may be unable to provide the resources required for us to progress in the collaboration on a timely basis;

•	our collaborations may be unsuccessful; or

•	some of our agreements have expired and we may not be able to negotiate future collaborative arrangements or renew current licenses on acceptable terms.

In addition, eBioscience relies on licensing as a basis for many of its products and intellectual property, and the ability to maintain and renew current licenses as well as license new technologies from third parties is and will continue to be important to the ability of eBioscience to offer and introduce products. The ability to retain and gain access to technologies necessary to develop new products will depend, in part, on our ability to convince third parties that our combined company can successfully commercialize the technologies we seek to license. The inability to maintain or to acquire any third-party licenses, or integrate the related third-party technologies into these products, could result in delays in our product developments and enhancements. There can be no assurance that we will be able to continue to successfully identify new products developed by others in the life science research and clinical healthcare markets or otherwise and, if identified, to negotiate license agreements on commercially reasonable terms, if at all.

Risks Related to the Manufacturing of Our Products

We depend on a limited number of suppliers. We will be unable to launch or commercialize our products in a timely manner if our suppliers are unable to meet our requirements or if shipments from these suppliers are delayed or interrupted.

We outsource the manufacturing of our instruments to a limited number of suppliers. Some of our instruments and other key parts of our product lines, including components of our manufacturing equipment and certain raw materials used in the manufacture of our products are currently only available from a single supplier. Therefore, we depend on our suppliers to supply our instruments, or components of our products, in required volumes, at appropriate quality and reliability levels, and in compliance with regulatory requirements on a timely basis. If supplies from these vendors do not meet our requirements, or were delayed or interrupted for any reason, we would not be able to commercialize our products successfully or in a timely fashion, and our business could be adversely impacted.

Our business is dependent on our ability to forecast our needs for components and products in our product lines and our suppliers’ ability to deliver such components and products in time to meet critical manufacturing and product release schedules. Our business could be adversely affected, for example, if suppliers fail to meet product release schedules, if we experience supply constraints, if we fail to negotiate favorable pricing or if we experience any other interruption or delay in the supply chain which interferes with our ability to manufacture our products or manage our inventory levels.

We may lose customers or sales if we are unable to meet customer demand for our products on a timely and cost-effective basis, or if we are unable to ensure the proper performance and quality of our products.

We produce our products in an innovative and complicated manufacturing process which has the potential for significant variability in manufacturing yields. We have encountered, and may in the future encounter, difficulties in manufacturing our products and, due to the complexity of our products and our manufacturing process, we may experience delays in the manufacture of our products or fail to ensure their proper performance or quality. As we develop new and enhanced products, we must be able to resolve in a timely, cost-effective manner manufacturing issues that may arise from time to time.

We base our manufacturing capabilities on our forecasted product mix for the quarter. If the actual product mix varies significantly from our forecast, we may not be able to fill some orders during that quarter, which could adversely impact our financial results. Difficulties in meeting customer, collaborator and internal demand could also cause us to lose customers or require us to delay new product introductions, which could in turn result in reduced demand for our products.

We rely on internal quality control procedures to verify our manufacturing processes. Due to the complexity of our products and manufacturing process, however, it is possible that products that do not meet all of our performance specifications may not be identified before they are shipped. If our products do not consistently meet our customers’ performance expectations, demand for our products will decline. In addition, we do not maintain any backup manufacturing capabilities for the production of our products. Any interruption in our ability to continue operations at our existing manufacturing facilities could delay our ability to develop or sell our products, which could result in lost revenue and seriously harm our business, financial condition and results of operations.

We may need to adjust our manufacturing capacity based on business requirements or improvements made to our technological capabilities and there are risks associated with such adjustment.

If demand for our products is reduced or if we implement technologies that increase the density or yields of our wafers, our manufacturing capacity could be under-utilized and some of our long-lived assets, including facilities and equipment, may be impaired, which would increase our expenses. In addition, factory planning decisions may shorten the useful lives of long-lived assets including facilities and equipment, and cause us to accelerate depreciation. These changes in demand for our products, and changes in our customers’ product needs, could have a variety of negative effects on our competitive position and our financial results, and, in certain cases, may reduce our revenue, increase our costs, lower our gross margin percentage or require us to recognize impairments of our assets. In addition, if demand for our products is reduced or we fail to accurately forecast demand, we could be required to write down inventory since certain of our products have a limited shelf life, which would have a negative impact on our gross margin.

We have in the past, and may in the future, adjust our manufacturing capacity based on business requirements, which may include the rationalization of our facilities, including the abandonment of long-lived manufacturing assets and additional charges related to a reduction in capacity. Manufacturing and product quality issues may arise as we launch new products in our Singapore and Ohio facilities and rely increasingly upon manufacturing by third parties. We may lose customers if we are unable to manufacture products or if we experience delays in the manufacture of our products as a result of this transition.

We may not be able to deliver acceptable products to our customers due to the rapidly evolving nature of genetic sequence information upon which our products are based.

The genetic sequence information upon which we rely to develop and manufacture our products is contained in a variety of databases throughout the world. These databases are rapidly expanding and evolving. In addition, the accuracy of these databases and resulting genetic research is dependent on various scientific interpretations and it is not expected that global genetic research efforts will result in standardized genetic sequence databases for particular genomes in the near future.

Although we have implemented ongoing internal quality control efforts to help ensure the quality and accuracy of our products, the fundamental nature of our products requires us to rely on genetic sequence databases and scientific interpretations which are continuously evolving. As a result, these variables may cause us to develop and manufacture products that incorporate sequence errors or ambiguities. The magnitude and importance of these errors will depend upon multiple and complex factors that would be considered in determining the appropriate actions required to remedy any inaccuracies. Our inability to timely deliver acceptable products as a result of these factors would likely adversely affect our relationship with customers, and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Operations

We may not achieve sustained profitability.

Prior to 2002, we incurred losses each year since our inception, and we reported losses in 2006 and from 2008 through 2011. As a result, we had an accumulated deficit of approximately $482.9 million as of March 31,

2012. Our ability to achieve sustained profitability will depend, in part, on the rate of growth, if any, of our revenue and on the level of our expenses. In 2011 and in the first quarter of 2012, our business was affected by a significant drop in the volume of sales and consumables to our academic and pharmaceutical customers, particularly in North America, which led to a decrease in revenue as compared to the same prior-year period. There can be no assurance that our revenue will not continue to decrease in future periods. We expect to continue incurring significant expenses related to research and development, sales and marketing efforts to commercialize our products, litigation and non-cash stock based compensation, and we expect to continue to experience fluctuations in our operating results. If our revenue grows more slowly than we anticipate, or if our operating expenses are above what we expect or cannot be reduced in the event of lower revenue, we may not become profitable on a sustained basis, or at all.

If we do not attract and retain key employees, our business could be impaired.

To be successful, we must attract and retain qualified scientific, engineering, manufacturing, sales, marketing and management personnel. To expand our research, product development and sales efforts we need additional people skilled in areas such as bioinformatics, organic chemistry, information services, regulatory affairs, manufacturing, sales, marketing and technical support. In addition, we are seeking to retain key employees from eBioscience in connection with the Acquisition. Competition for these people is intense, and our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating existing employees. For example, our stock price has been volatile in recent years, resulting in a significant number of stock options granted to our employees having a strike price that is higher than the current trading price of our common stock. If we are unable to hire, train and retain a sufficient number of qualified employees, we will not be able to expand our business or our business could be adversely affected.

We also rely on our scientific advisors and consultants to assist us in formulating our research, development and commercialization strategy. All of these individuals are engaged by other employers and have commitments to other entities that may limit their availability to us.

Due to the international nature of our business, political or economic changes or other factors could harm our business.

A significant amount of our revenue is currently generated from sales outside the United States. Although such transactions are denominated in both U.S. dollars and foreign currencies, our future revenue, gross margin, expenses and financial condition are still affected by such factors as changes in foreign currency exchange rates; unexpected changes in, or impositions of, legislative or regulatory requirements, including export and trade barriers and taxes; longer payment cycles and greater difficulty in accounts receivable collection.

We also are subject to general geopolitical risks in connection with international operations, such as political, social and economic instability, potential hostilities, epidemics and changes in diplomatic and trade relationships. We cannot assure investors that one or more of the foregoing factors will not have a material adverse effect on our business, financial condition and operating results or require us to modify our current business practices.

Our effective tax rate may vary significantly.

Our operations are subject to income and transaction taxes in the United States and in multiple foreign jurisdictions. Estimates and judgments are required in determining our worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result.

Changes in overall levels and the geographic mix of pretax earnings may adversely impact our effective tax rate. Certain jurisdictions have lower tax rates, and the amount of earnings in these jurisdictions may fluctuate. If we do not have profitable operations in these jurisdictions, our effective tax rate could be adversely impacted. Changes in tax laws, regulatory requirements, our treasury plans, and applicability of tax holidays and incentive programs in the countries in which we operate could have a material impact on our tax provision. Tax authorities may challenge the allocation of profits between our subsidiaries and conformance with requirements of tax holidays and incentive programs and we may not prevail in any such challenge. If we were not to prevail, we could be subject to higher tax rates or double tax.

Estimates are required in determining any valuation allowance to be recorded against our net deferred tax assets. Changes in the amount of valuation allowance required may significantly impact our financial results of operations.

Changes in other categories of earnings such as discontinued operations and other comprehensive income may affect our tax provision allocated to continuing operations.

In the normal course of business, we are subject to examination by taxing authorities in the U.S. and multiple foreign jurisdictions.

Failure in our information technology systems could disrupt our operations and cause the loss of customers or business opportunities.

Information technology (“IT”) systems are used extensively in virtually all aspects of our business, including sales forecast, order fulfillment and billing, customer service, logistics and management of data from running samples on our products. Our success depends, in part, on the continued and uninterrupted performance of our IT systems. IT systems may be vulnerable to damage from a variety of sources, including telecommunications or network failures, human acts and natural disasters. Moreover, despite the security measures we have implemented, our IT systems may be subject to physical or electronic break-ins, computer viruses and similar disruptive problems. We also have taken precautionary measures to prevent unanticipated problems that could affect our IT systems. Nevertheless, we may experience damages to our systems, and system failures and interruptions.

If we experience systems problems, they may interrupt our ability to operate and adversely affect our reputation and result in a loss of customers and revenues.

Risks Related to Our Investments

Our strategic equity investments may result in losses.

We periodically make strategic equity investments in various public and private companies with businesses or technologies that may complement our business. The market values of these strategic equity investments may fluctuate due to market conditions and other conditions over which we have no control. Other-than-temporary declines in the market price and valuations of the securities that we hold in other companies have required us to record losses relative to our ownership interest. This could result in future charges to our earnings. It is uncertain whether or not we will realize any long-term benefits associated with these strategic investments.

Global credit and financial market conditions could negatively impact the value of our current portfolio of cash equivalents or investments and our ability to meet our financing objectives.

Our cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase. Our investments consist primarily of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. While as of the date of this filing we are not aware of any downgrades, material losses, or other significant deterioration in the fair value of our cash equivalents or investments since March 31, 2012, any significant deterioration in conditions of the global credit and financial markets may negatively impact our current portfolio of cash equivalents or investments or our ability to meet our financing objectives. Other-than-temporary declines in the market price and valuation of any of our investments would require us to adjust the carrying value of the investment through an impairment charge.

Risks Related to Government Regulation and Litigation

We and our customers are subject to various government regulations, and we may incur significant expenses to comply with, and experience delays in our product commercialization as a result of, these regulations.

The Food and Drug Administration (“FDA”) has jurisdiction over the commercialization of medical devices, including in vitro diagnostic test kits and the reagents and instrumentation used in these tests. In vitro diagnostic tests, reagents, and instruments may be subject to pre-market review and post-market controls by the FDA. Certain in-vitro diagnostic products must also be approved by the regulatory agencies of foreign governments or jurisdictions before the product can be sold outside the United States. Commercialization of our and our collaborative partners’ in-vitro diagnostic products outside of the research environment may depend upon successful completion of clinical trials. Clinical development is a long, expensive and uncertain process and we do not know whether we, or any of our collaborative partners, will be permitted to undertake clinical trials of any potential in-vitro diagnostic products. It may take us or our collaborative partners many years to complete any such testing, and failure can occur at any stage. Delays or rejections of potential products may be encountered based on changes in regulatory policy during the period of product development and regulatory agency review. Moreover, if and when our projects reach clinical trials, we, or our collaborative partners, may decide to discontinue development of any or all of these projects at any time for commercial, scientific or other reasons. Any of the foregoing matters could have a material adverse effect on our business, financial condition and results of operations.

Many of our products are labeled for “research use only.” Products intended for research use only are not subject to clearance or approval by the FDA. However, research use only products may fall under the FDA’s jurisdiction if these are used for clinical rather than research purposes. Even when a product is exempted from FDA clearance or approval, the FDA may impose restrictions as to the types of customers to which we can market and sell our products. Such restrictions may materially and adversely affect our business, financial condition and results of operations.

The FDA, the U.S. Department of Health and Human Services and foreign government regulators are increasingly focused on genetic analysis tools, including the use of arrays, which are labeled for research use only, by clinical laboratories in laboratory-developed tests (“LDTs”) offered by these laboratories, including labs certified under the Clinical Laboratory Improvement Amendments (“CLIA”). We cannot predict the extent of the FDA’s future efforts in regulation and enforcement policies with respect to the sale and use of arrays for the development of LDTs by CLIA-certified laboratories. If regulations or enforcement policies restrict our customers’ development of LDTs using our products labeled for research use only, or if we otherwise are required to obtain FDA premarket clearance or approval prior to commercializing these products, our ability to generate revenue from the sale of our products may be delayed or otherwise adversely affected. Moreover, our failure to comply with governmental rules and regulations related to our products could cause us to incur significant adverse publicity, subject us to investigations and notices of non-compliance or lead to fines or restrictions upon our ability to sell our products. We also may be at risk for liability related to government reimbursement of tests involving the use of our products if it is determined that these tests require FDA-clearance or approval and no such clearance or approval has been obtained.

Medical device laws and regulations are also in effect in many countries, ranging from comprehensive device approval requirements to requests for product data or certifications. The number and scope of these requirements are increasing. We may not be able to obtain regulatory approvals in such countries or may incur significant costs in obtaining or maintaining our foreign regulatory approvals. In addition, the export by us of certain of our products which have not yet been cleared for domestic commercial distribution may be subject to FDA or other export restrictions.

We have agreements relating to the sale of our products to government entities and, as a result, we are subject to various statutes and regulations that apply to companies doing business with the government. A failure to comply with these regulations might result in suspension of these contracts or administrative or other penalties, and could have a material adverse effect on our ability to compete for future government grants, contracts and programs.

Healthcare reform and restrictions on reimbursements may limit our returns on molecular diagnostic products that we may develop independently or with our collaborators.

We are currently collaborating with our partners to develop diagnostic and therapeutic products. The ability of our collaborators to commercialize such products may depend, in part, on the extent to which reimbursement for these products will be available under U.S. and foreign regulations that govern reimbursement for clinical testing services by government authorities, private health insurers and other organizations. In the United States, third-party payer price resistance, the trend towards managed health care and the implementation of the Patient Protection and Affordable Care Act of 2010 could reduce payment rates for health care products and services, adversely affecting the profits of our customers and collaborative partners and reducing our future royalties. Under Medicare rules, diagnostic tests must be ordered by a physician who is treating the beneficiary and who uses the test results in patient management. Under this rule, some Medicare contractors may deny coverage for a test, even if the test has been cleared or approved by the FDA, without proof, as determined sufficient by the contractor, that the test is useful in patient management.

We face risks related to handling of hazardous materials and other regulations governing environmental safety.

Our operations are subject to complex and stringent environmental, health, safety and other governmental laws and regulations that both public officials and private individuals may seek to enforce. Our activities that are subject to these regulations include, among other things, our use of hazardous and radioactive materials and the generation, transportation and storage of waste. We could discover that we or an acquired business is not in material compliance. Existing laws and regulations may also be revised or reinterpreted, or new laws and regulations may become applicable to us, whether retroactively or prospectively, that may have a negative effect on our business and results of operations. It is also impossible to eliminate completely the risk of accidental environmental contamination or injury to individuals. In such an event, we could be liable for any damages that result, which could adversely affect our business.

We may be exposed to liability due to product defects.

The risk of product liability claims is inherent in the testing, manufacturing, marketing and sale of human diagnostic and therapeutic products and we may be subjected to such claims. Both we and eBioscience have voluntarily recalled products in the past. We may seek to acquire additional insurance for clinical or product liability risks. We may not be able to obtain such insurance or general product liability insurance on acceptable terms or in sufficient amounts. A product liability claim or recall could have a serious adverse effect on our business, financial condition and results of operations.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our products.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our molecular diagnostic products, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

We may be unable to effectively protect or enforce our intellectual property, which could harm our competitive position.

Maintaining a strong patent position is critical to our business. Patent law relating to the scope of claims in the technology fields in which we operate is uncertain, so we cannot be assured the patent rights we have or may obtain will be valuable. Others have filed, and in the future are likely to file, patent applications that are similar or identical to ours or those of our licensors. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot be assured our patent applications will have priority over those filed by others. Also, our intellectual property may be subject to significant administrative and litigation proceedings such as opposition proceedings against our patents in Europe, Japan and other jurisdictions. In addition, we may acquire businesses, such as our pending acquisition of eBioscience, which may not have developed or maintained a similarly robust patent position. eBioscience does not have a patent portfolio at the current time, so we must rely on non-patent rights, including third-party licenses, that relate to such business operations.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or interferences against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our results of operations.

In addition to patent protection, we also rely upon copyright and trade secret protection, as well as non-disclosure agreements with our employees, consultants and third-parties, to protect our confidential and proprietary information. Such measures may not provide adequate protection for our proprietary information.

Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or services or impact our stock price.

Third parties have asserted and may in the future assert that we are employing their proprietary technology without authorization. As we launch new products and enter new markets, we expect that competitors will claim that our products infringe their intellectual property rights as part of business strategies designed to impede our successful commercialization and entry into new markets. We are currently engaged in litigation with third parties who allege that we have infringed their intellectual property rights. See Note 10. “Legal Proceedings” to our consolidated financial statements found in our Quarterly Report on Form 10-Q for the period ended March 31, 2012 for further information. In addition, we are aware of third-party patents that may relate to our technology. We routinely receive notices claiming infringement from third parties as well as invitations to take licenses under third-party patents. Third parties may have obtained, and may in the future obtain, patents allowing them to claim that the use of our technologies infringes these patents.

We could incur substantial costs and divert the attention of our management and technical personnel in defending ourselves against any of these claims. Any adverse ruling or perception of an adverse ruling in defending ourselves against these claims could have a material adverse impact on our stock price, which may be disproportionate to the actual import of the ruling itself. Furthermore, parties making claims against us may be able to obtain injunctive or other relief, which could block our ability to develop, commercialize and sell products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties, or be prohibited from selling certain products.

In addition, we may be unable to obtain these licenses at a reasonable cost, if at all. We could therefore incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our gross margins. Moreover, we could encounter delays in product introductions while we attempt to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing products, and the prohibition of sale of any of our products could materially affect our ability to grow and maintain profitability.

eBioscience is also engaged in litigation with a third-party competitor alleging that eBioscience has infringed certain of its patents and seeking a permanent injunction enjoining eBioscience from further infringement, unspecified money damages, attorneys’ fee and other relief. See “Unaudited Pro Forma Combined Financial Information—Note 3 Preliminary Determination of Fair Value” and Note 1 to the historical consolidated financial statements of eBioscience incorporated by reference in this prospectus supplement and the accompanying prospectus. Although the Acquisition Agreement provides that we shall be indemnified for certain damages associated with such litigation solely from a portion of an escrow fund set up pursuant to the Acquisition Agreement, we cannot assure you that such indemnification will be available or adequate to cover any losses we incur associated with the litigation following the closing of the Acquisition.

Risks Related to the Notes

Under specified circumstances, we may redeem the notes at a redemption price that may be less than your notes would otherwise be worth.

If our pending acquisition of eBioscience is not consummated or the Acquisition Agreement related to such acquisition is terminated on or prior to September 30, 2012, we may redeem all, but not less than all, of the outstanding notes on or prior to November 30, 2012. The redemption price for each $1,000 principal amount of notes to be redeemed will be equal to the sum of (i) $1,010, (ii) accrued and unpaid interest on such note to, but excluding, the redemption date and (iii) 75% of the difference, if positive, between the redemption conversion value (as defined in this prospectus supplement under “Description of Notes—Optional Redemption”) over the initial conversion value (as defined in such section). In addition, we may redeem all or a portion of the notes at our option on or after July 1, 2017 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on such notes. In either case, neither the redemption price nor the consideration you receive if you choose to convert your notes will otherwise include any compensation for interest payments you would have received if your notes had not been redeemed or converted or other lost time value of your notes. If our pending acquisition of eBioscience is not consummated and we do not elect to redeem the notes, management will retain broad discretion over the net proceeds of this offering. The failure by our management to apply these funds effectively could harm our business and financial condition.

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our indebtedness and other liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness (including any future amounts outstanding under our new senior secured credit facility); and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of March 31, 2012, our total consolidated indebtedness was $3.9 million (representing the 2038 notes, which are included in accounts payable and accrued liabilities on our balance sheet), none of which was secured indebtedness, and our subsidiaries had $7.0 million of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), the borrowing of $85.0 million under our new senior secured credit facility and the completion of our pending acquisition of eBioscience on the basis described under “Unaudited Pro Forma Combined Financial Information,” our total consolidated indebtedness would have been $193.9 million as of March 31, 2012, of which an aggregate of $85.0 million would have been secured indebtedness, and our subsidiaries would have had $21.0 million of indebtedness and other liabilities to which the notes would have been structurally subordinated.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. The pending acquisition of eBioscience and the entry into our new senior secured credit facility and the issuance of the notes will substantially increase our indebtedness and our debt service obligations. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “SRO pilot program”). Beginning on August 8, 2011, the SRO pilot program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. Beginning on November 23, 2011, the SRO pilot program was amended to exclude all rights and warrants from the trading halt. The SRO pilot program is currently set to expire on July 31, 2012.

On May 31, 2012, the SEC approved the “Limit Up-Limit Down” plan proposed by FINRA and securities exchanges. The plan requires securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan, which will go into effect on a one-year pilot basis on February 4, 2013, is intended to replace the SRO pilot program.

On May 31, 2012, the SEC also approved changes to the existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. Among other changes to the existing market-wide circuit breaker system that will go into effect on a one-year pilot basis on February 4, 2013 will be a change in the existing 10%, 20% and 30% market decline thresholds that trigger market-wide trading halts to 7%, 13% and 20%, respectively. The approved amendment also changes the index that is used as the pricing reference for the decline to the S&P 500 Index rather than the Dow Jones Industrial Average, and in some instances shortens the time periods during which trading will be halted to 15 minutes if the circuit breaker occurs prior to 3:25 p.m., except in the case of a 20% decline. Because our common stock is an NMS stock, the restrictions on trading imposed by the SRO pilot program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the convertible notes. This new legislation will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, including future amounts outstanding under our new senior secured credit facility. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due. Our new senior secured credit facility will restrict our ability to incur additional indebtedness, including secured indebtedness, but if the facility matures or is repaid, amended or terminated, if earlier, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our current debt arrangements contain, and our future debt may contain, limitations on our ability to pay cash upon repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our new senior secured credit facility will restrict our ability to repurchase notes for cash, and the occurrence of a “fundamental change” under the indenture governing the notes or the 2038 notes would be an event of default under this credit facility. Our failure to repurchase notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our indebtedness, including our senior secured credit facility and the 2038 notes. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes. Any payment to holders of the notes would be subordinated to any amounts due under the credit facility to the extent of the assets securing such facility, and may be subordinated to any of our future indebtedness.

Concurrent or future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options, the vesting of restricted stock awards and restricted stock units, for the purchase of shares of common stock under our employee stock purchase program and upon conversion. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes, but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $         per share or less

than $         per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed             , subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies. In addition, the occurrence of any make-whole fundamental change that also constitutes a fundamental change would be an event of default under our new senior secured credit facility, and may result in all amounts outstanding under the credit facility being accelerated, which, in turn, could result in a default under the indentures governing the 2038 notes and the notes. Any such default could cause the value of the notes and our common stock to decline, in which case you may not be adequately compensated for any lost value as a result of the transaction constituting the make-whole fundamental change.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Provisions in the indenture for the notes may deter or prevent a business combination that may be favorable to you.

If a fundamental change occurs prior to the maturity date of the notes, holders of the notes will have the right, at their option, to require us to purchase all or a portion of their notes. In addition, if a make-whole fundamental change occurs prior to the maturity date of the notes, we will in some cases be required to increase the conversion rate for a holder that elects to convert its notes in connection with such fundamental change. Furthermore, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions in the indenture could deter or prevent a third party from acquiring us even when the acquisition may be favorable to you.

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us generally will not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, a change in the composition of our board generally will not constitute a fundamental change. In the event of any such change in the composition of our board, the holders would not have the right to require us to repurchase the notes and would not be entitled to an increase in the conversion rate upon conversion as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change.”

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “U.S. Federal Tax Considerations.” If you are a Non-U.S. Holder (as defined in “U.S. Federal Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be withheld from subsequent payments on the notes. Under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our common stock may be subject to withholding tax at a different time or in a different amount than the withholding tax otherwise imposed on dividends and constructive dividends. See “U.S. Federal Tax Considerations.”

Risks Related to Our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell the common stock you receive upon conversion, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock has varied between a high of $8.16 on July 6, 2011, and a low of $3.68 on December 19, 2011 in the twelve month period ending on May 31, 2012. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including those listed in this “Risk Factors” section and other, unknown factors. Our stock price also may be affected by comments by securities analysts regarding our business or prospects, our issuance of common stock or other equity securities, our inability to meet analysts’ expectations, general fluctuations in the stock market or in the stock prices of our industry peers or our customers and general conditions and publicity regarding the genomics, biotechnology, pharmaceutical or life science industries. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your notes.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of March 31, 2012, we had outstanding approximately 70.5 million shares of our common stock and options to purchase approximately 6.0 million shares of our common stock (of which approximately 2.9 million were exercisable as of that date). We also had outstanding approximately 2.5 million shares underlying restricted stock awards and restricted stock units as of March 31, 2012 and had reserved a total of 20,192,627 shares of common stock for future issuance under our Amended and Restated Equity Incentive Plan and Employee Stock Purchase Plan. In addition, in connection with our efforts to retain eBioscience employees, we anticipate granting equity incentive awards to such employees following the consummation of the Acquisition under which an aggregate of approximately 1.3 million shares of our common stock may be issued, subject to performance based criteria and/or vesting. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Volatility in the stock price of other companies often has led to securities class action litigation against those companies. Any future securities litigation against us could result in substantial costs and divert management’s attention and resources, which could seriously harm our business, financial condition and results of operations.

Our quarterly results have historically fluctuated significantly and may continue to do so. Failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in our stock price.

Our revenue and operating results may fluctuate significantly due, in part, to factors that are beyond our control and which we cannot predict. The timing of our customers’ orders may fluctuate from quarter to quarter. Historically, we have experienced customer ordering patterns for instrumentation and consumables in which the majority of the shipments occur in the last month of the quarter. These ordering patterns limit management’s ability to accurately forecast our future revenue or product mix. Additionally, license revenue may also be unpredictable and fluctuates due to the timing of payments of non-recurring licensing fees. Because our expenses are largely fixed in the short to medium term, any material shortfall in revenue may cause us to experience material losses.

Because of this difficulty in predicting future performance, our operating results may fall below our own expectations and the expectations of securities analysts or investors in some future quarter or quarters. Our failure in the past to meet these expectations has adversely affected the market price of our common stock and may continue to do so.

In addition to factors that affect the spending levels of our customers described above, additional factors could cause our operating results to fluctuate, including:

•	competition;

•	our inability to produce products in sufficient quantities and with appropriate quality;

•	the frequency of experiments conducted by our customers;

•	our customers’ inventory of products;

•	the receipt of relatively large orders with short lead times; and

•	our customers’ expectations as to how long it takes us to fill future orders.

In addition, integrating operations, financial and other systems of acquired businesses, including those in connection with our pending acquisition of eBioscience, may compound the difficulty of predicting our future performance, for example by decreasing our ability to forecast customer demand and manage our inventory levels, and may therefore increase the fluctuation of our operating results.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. Our charter and bylaws contain provisions relating to issuance of preferred stock, limitations on written consents, special meetings of stockholders and advance notification procedures for stockholder proposals. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, unless certain conditions are met.

These and other provisions of our charter documents and Delaware law could prevent or deter mergers, takeovers or other business combinations involving us, discourage potential acquirers from making tender offers for our common stock, or discourage proxy contests for changes in our management, any of which, under certain circumstances, could depress the market price of our common stock and the value of the notes. See “Description of Capital Stock” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes will be approximately $         million after deducting the estimated underwriting discounts and estimated offering expenses.

Upon the anticipated closing of the Acquisition, the net proceeds from this offering will be used, together with available cash resources and the proceeds from borrowings under the credit facility contemplated under the amended and restated commitment letter discussed in “Summary—Recent Developments—Commitment Letter for New Senior Secured Credit Facility” in this prospectus supplement, to fund the purchase price for the Acquisition, which is estimated to total approximately $315 million, subject to certain adjustments as provided in the Acquisition Agreement, based upon the amount of eBioscience’s transaction expenses and its net cash and net working capital at the closing of the Acquisition. There can be no assurance the Acquisition will be consummated.

This offering is not conditioned upon the completion of the Acquisition but, in the event that the Acquisition is not consummated on or before September 30, 2012 or the Acquisition Agreement is terminated any time prior to such date, we may redeem all, but not less than all, of the notes as set forth under “Description of Notes—Optional Redemption.” If we redeem the notes pursuant to such provision, we will use the net proceeds of this offering, together with available cash and cash equivalents and available-for-sale securities, to fund such redemption. If the Acquisition is not consummated and we do not elect to redeem the notes, management will retain broad discretion over the net proceeds of this offering. Pending any application, these net proceeds may be invested in short-term marketable securities.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and available-for-sale securities and capitalization as of March 31, 2012:

•	on an actual basis;

•	on an as adjusted basis to reflect the sale of the notes offered hereby after deducting estimated underwriting discounts and estimated offering expenses; and

•

pro forma as adjusted to give effect to the offering and the Acquisition and anticipated borrowings under our senior secured credit facility in connection with the Acquisition as described under “Use of Proceeds” and “Summary—Recent Developments—Commitment Letter for New Senior Secured Credit Facility.”

This offering is not conditioned upon the completion of the Acquisition. In the event that the Acquisition is not consummated on or before September 30, 2012 or the Acquisition Agreement is terminated any time prior to such date, we may redeem all, but not less than all, of the notes as set forth under “Description of Notes—Optional Redemption.” If we redeem the notes pursuant to such provision, we will use the net proceeds of this offering, together with available cash and cash equivalents and available-for-sale securities, to fund such redemption. If the Acquisition is not consummated and we do not elect to redeem the notes, management will retain broad discretion over the net proceeds of this offering.

You should read this table in conjunction with the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the financial statements giving pro forma effect to the Acquisition and related financing set forth in “Unaudited Pro Forma Combined Financial Information.”

(in thousands, except share data)	March 31, 2012
	Actual	As Adjusted	Pro Forma As Adjusted
Cash, restricted cash, cash equivalents and available-for-sale securities(1)	$170,017	$	$

Long-term debt:
% Convertible Senior Notes offered hereby	$—	$	$
Borrowings under our senior secured credit facility—long-term portion	—
Total long-term debt	—

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares issued and outstanding, actual, as adjusted and pro forma as adjusted	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 70,451,231 shares issued and outstanding, actual, as adjusted and pro forma as adjusted	705
Additional paid-in capital	752,569
Accumulated other comprehensive income	2,426
Accumulated deficit	(482,911)

Total stockholders’ equity	272,789

Total capitalization (total long-term debt plus total stockholders’ equity)	$272,789	$	$

(1)	Includes restricted cash of $700

This table excludes the following shares:

•	6,020,050 shares issuable upon exercise of outstanding options at a weighted average exercise price of $9.20 per share as of March 31, 2012;

•	413,977 shares issuable upon the vesting of restricted stock awards outstanding as of March 31, 2012;

•	2,055,317 shares issuable upon the vesting of restricted stock units outstanding as of March 31, 2012;

•	a total of 20,192,627 shares of common stock reserved for future issuance under our Amended and Restated Equity Incentive Plan and Employee Stock Purchase Plan as of March 31, 2012;

•	the shares of common stock issuable upon conversion of the notes offered hereby; and

•

shares of our common stock issuable under equity incentive awards subject to performance based criteria and/or vesting which we anticipate granting to eBioscience employees following the consummation of the Acquisition. We currently estimate that the number of shares underlying these initial awards will be approximately 1,300,000.

Anticipated available borrowings under our senior secured credit facility are to be comprised of (i) $85 million aggregate principal amount under a term loan facility to finance transactions related to the Acquisition and (ii) $15 million aggregate principal amount under a revolving credit facility for our working capital and general corporate purposes. See “Use of Proceeds” and “Summary—Recent Developments—Commitment Letter for New Senior Secured Credit Facility” for more information.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

AFFYMETRIX, INC.

On May 3, 2012, Affymetrix, Excalibur Acquisition Sub, Inc., a wholly-owned subsidiary of Affymetrix (“Acquisition Subsidiary”), eBioscience and a representative of the securityholders of eBioscience (the “Securityholders’ Representative”) entered into the Acquisition Agreement, pursuant to which Acquisition Subsidiary will be merged with and into eBioscience, with eBioscience surviving as a wholly-owned subsidiary of Affymetrix. Affymetrix will pay approximately $315 million in cash to acquire eBioscience, subject to certain adjustments as provided in the Acquisition Agreement, based upon the amount of eBioscience’s unpaid transaction expenses and its net cash and net working capital at the closing of the Acquisition. A portion of the purchase price will be placed in escrow and will be paid to Affymetrix or eBioscience securityholders based on any claims for indemnification by Affymetrix during the escrow period. The closing of the Acquisition is subject to certain closing conditions, including Affymetrix’s receipt of financing for the Acquisition.

The unaudited pro forma financial statements below have been based on available information and assumptions that Affymetrix believes are reasonable including, without limitation, assumptions as to the amount of cash consideration to be paid to eBioscience securityholders, the type, amount and terms of the Acquisition financing to be obtained by Affymetrix and the amount of any fees and expenses incurred in connection with the Acquisition financing (including, in each case, with respect to the notes offered hereby) and the Acquisition. The actual amount of the cash consideration, which is subject to adjustment as described above, the type, amount and terms of the Acquisition financing actually obtained and the fees and expenses actually incurred (including with respect to the notes) may differ materially from these assumptions. These unaudited pro forma financial statements are presented for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition.

The following unaudited pro forma combined financial statements were prepared using the acquisition method of accounting and are based on the historical financial statements of Affymetrix and eBioscience. The unaudited pro forma combined balance sheet as of March 31, 2012 combines the historical Affymetrix and eBioscience balance sheets as if the Acquisition and the related financing had closed on March 31, 2012. The unaudited pro forma combined statements of operations for the three months ended March 31, 2012 and the year ended December 31, 2011 combine the historical Affymetrix and eBioscience statements of operations for each of these periods as if the Acquisition and the related financing had closed on January 1, 2011. The unaudited pro forma combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the fair values of acquired assets and assumed liabilities of eBioscience. Accordingly, the pro forma adjustments to effect the determination of fair value have been made solely for the purpose of providing pro forma financial statements based upon current estimates and available information, and are subject to revision based on a final determination of fair value, which may use different methodologies and assumptions. The final fair value will be determined after the completion of the Acquisition and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed, and actual direct acquisition costs. Any change in the fair value of the net assets of eBioscience will change the amount of goodwill, as goodwill represents the difference between the consideration and the fair values of identifiable net assets acquired. Additionally, changes in eBioscience’s transaction expenses, net cash and net working capital as of the closing will change the amount of goodwill recorded. Final acquisition method accounting adjustments may differ materially from the pro forma adjustments presented here.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the results of the combined company. These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of eBioscience included as an exhibit to our Current Report on Form 8-K filed with the SEC on May 30, 2012, and

Affymetrix’s historical financial statements and accompanying notes appearing in its periodic SEC filings including its Annual Report on Form 10-K for the year ended December 31, 2011, and its Quarterly Report on Form 10-Q for the three months ended March 31, 2012, each incorporated by reference into this prospectus supplement and the accompanying prospectus. The adjustments that are included in the following unaudited pro forma combined financial statements are described in Note 4 below, which includes the lettered notes that are marked in those financial statements.

AFFYMETRIX, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(in thousands)

As of March 31, 2012

	Affymetrix	eBioscience	Pro Forma Adjustments			Pro Forma Combined
ASSETS:
Current assets:
Cash and cash equivalents	$107,038	$16,793	$(94,359)	(A	)	$29,472
Restricted cash—short-term portion	700	—	—			700
Available-for-sale securities—short-term portion	12,131	—	(12,131)	(A	)	—
Accounts receivable, net	44,790	10,009	—			54,799
Inventories	41,545	21,369	27,990	(B	)	90,904
Deferred tax assets—short-term portion	340	2,279	(2,245)	(C	)	374
Property and equipment, net-held for sale	9,000	—	—			9,000
Prepaid expenses and other current assets	5,178	4,651	425	(E	)	10,254

Total current assets	220,722	55,101	(80,320)			195,503
Available-for-sale securities—long-term portion	50,148	—	(50,148)	(A	)	—
Property and equipment, net	28,180	5,893	—			34,073
Intangible assets, net	27,336	17,337	142,351	(F	)	187,024
Goodwill	—	10,390	140,972	(G	)	151,362
Deferred tax assets—long-term portion	430	2,617	(2,594)	(C	)	453
Other long-term assets	8,219	471	8,175	(H	)	18,140
			1,275	(E	)

Total assets	$335,035	$91,809	$159,711			$586,555

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued liabilities	$39,182	$11,503	$(984)	(D	)	$49,701
Deferred revenue—short-term portion	9,635	—	—			9,635
Notes payable—short-term portion	—	5,922	(5,922)	(I	)	8,500
			8,500	(J	)

Total current liabilities	48,817	17,425	1,594			67,836
Deferred revenue—long-term portion	3,727	—	—			3,727
Other long-term liabilities	9,702	6,229	66,903	(K	)	24,167
			(55,953)	(K	)
			(2,714)	(C	)
Notes offered hereby	—	—	105,000	(J	)	105,000
Notes payable—long-term portion	—	36,547	(36,547)	(I	)	76,500
			76,500	(J	)
Line of credit	—	5,000	(5,000)	(I	)	—
Stockholders’ equity:
Common stock—Affymetrix	705	—	—			705
Common stock—eBioscience	—	68	(68)	(L	)	—
Additional paid-in capital	752,569	26,167	(26,167)	(L	)	752,569
Accumulated other comprehensive income (loss)	2,426	(2,162)	2,162	(L	)	1,793
			(633)	(M	)
(Accumulated deficit) retained earnings	(482,911)	2,535	(2,535)	(L	)	(445,742)
			55,953	(K	)
			633	(M	)
			(8,984)	(N	)
			(6,670)	(O	)
			(3,763)	(C	)

Total stockholders’ equity	272,789	26,608	9,928			309,325

Total liabilities and stockholders’ equity	$335,035	$91,809	$159,711			$586,555

See accompanying notes.

AFFYMETRIX, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

For the Three Months Ended March 31, 2012

	Affymetrix	eBioscience	Pro Forma Adjustments			Pro Forma Combined
REVENUE:
Product sales	$58,491	$18,764	$—			$77,255
Services and other	6,756	—	—			6,756

Total revenue	65,247	18,764	—			84,011

COSTS AND EXPENSES:
Cost of product sales	23,565	4,507	1,060	(Q	)	29,132
Cost of services and other	3,779	—	—			3,779
Research and development	13,331	1,889	—			15,220
Selling, general and administrative	27,924	7,234	3,352	(Q	)	36,290
			(498)	(R	)
			(1,828)	(S	)
			106	(T	)

Total costs and expenses	68,599	13,630	2,192			84,421

(Loss) income from operations	(3,352)	5,134	(2,192)			(410)
Interest income and other, net	26	(89)	(165)	(U	)	(228)
Interest expense	980	931	1,640	(V	)	3,551

(Loss) income before income taxes	(4,306)	4,114	(3,997)			(4,189)
Income tax (benefit) provision	(89)	1,460	(1,209)	(W	)	162

Net (loss) income	$(4,217)	$2,654	$(2,788)			$(4,351)

Basic and diluted net loss per common share	$(0.06)					$(0.06)

Shares used in computing basic and diluted net loss per common share	69,977					69,977

See accompanying notes.

AFFYMETRIX, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

For the Year Ended December 31, 2011

	Affymetrix	eBioscience	Pro Forma Adjustments			Pro Forma Combined
REVENUE:
Product sales	$241,273	$70,942	$—			$312,215
Services and other	26,201	—	—			26,201

Total revenue	267,474	70,942	—			338,416

COSTS AND EXPENSES:
Cost of product sales	97,815	17,787	27,990	(P	)	147,834
			4,242	(Q	)
Cost of services and other	13,137	—	—			13,137
Research and development	63,591	9,518	—			73,109
Selling, general and administrative	109,572	27,397	13,451	(Q	)	145,700
			(2,070)	(R	)
			(3,075)	(S	)
			425	(T	)

Total costs and expenses	284,115	54,702	40,963			379,780

(Loss) income from operations	(16,641)	16,240	(40,963)			(41,364)
Interest income and other, net	(6,302)	259	(1,350)	(U	)	(7,393)
Interest expense	3,813	4,092	6,504	(V	)	14,409

(Loss) income before income taxes	(26,756)	12,407	(48,817)			(63,166)
Income tax provision (benefit)	1,405	2,819	(1,030)	(W	)	3,194

Net (loss) income	$(28,161)	$9,588	$(47,787)			$(66,360)

Basic and diluted net loss per common share	$(0.40)					$(0.94)

Shares used in computing basic and diluted net loss per common share	70,877					70,877

See accompanying notes.

AFFYMETRIX, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

The unaudited pro forma combined financial statements do not assume any differences in accounting policies between Affymetrix and eBioscience. Upon consummation of the Acquisition, Affymetrix will conduct a review of eBioscience’s accounting policies. As a result of that review, there may be differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial statements. At this time, the Company is not aware of any such differences.

2. BASIS OF PRO FORMA PRESENTATION

On May 3, 2012, Affymetrix, Acquisition Subsidiary, eBioscience and the Securityholders’ Representative entered into an Acquisition Agreement, pursuant to which Acquisition Subsidiary will be merged with and into eBioscience, with eBioscience surviving as a wholly-owned subsidiary of Affymetrix. The Acquisition Agreement provides that Affymetrix will pay approximately $315 million in cash to acquire eBioscience, subject to certain adjustments as provided in the Acquisition Agreement, based upon the amount of eBioscience’s transaction expenses and its net cash and net working capital at the closing of the Acquisition. All eBioscience stock options will become fully vested immediately prior to the effective time of the Acquisition, other than certain unvested performance-based options to purchase shares of eBioscience common stock that will be terminated immediately prior thereto. The Acquisition Agreement provides that a portion of the purchase price will be placed in escrow and will be paid to Affymetrix or eBioscience securityholders based on any claims for indemnification by Affymetrix during the escrow period. The Acquisition will be accounted for using the acquisition method of accounting.

To provide cash to fund the Acquisition, Affymetrix has entered into a commitment letter (the “Commitment Letter”) with General Electric Capital Corporation and Silicon Valley Bank (collectively, the “Lenders”), as well as certain securities affiliates of the Lenders, pursuant to which the Lenders have committed to provide senior secured credit to Affymetrix as the borrower in an aggregate principal amount of up to $100 million, composed of (i) $85.0 million aggregate principal amount under a five-year term loan facility (the “Term Loan”) and (ii) $15.0 million aggregate principal amount under a five-year revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan, the “senior secured credit facility”). The senior secured credit facility will be used to finance a portion of the transaction contemplated by the Acquisition Agreement, pay fees and expenses incurred in connection with the foregoing and with the senior secured credit facility and, in the case of any loans under the Revolving Credit Facility made after the closing date of the Acquisition, for working capital and general corporate purposes. The Acquisition Agreement also contemplates that Affymetrix will use the net proceeds from this offering or alternative or additional financing to fund a portion of the Acquisition (the “Additional Financing”). Affymetrix intends to raise gross proceeds of approximately $105 million in this offering in addition to the proceeds of the Term Loan to fund the Acquisition and related fees and expenses. The funding of the senior secured credit facility is subject to several conditions, including the receipt by Affymetrix of at least $105 million in gross proceeds from the Additional Financing.

For purposes of these unaudited pro forma combined financial statements, Affymetrix has assumed that the Acquisition will be funded by (i) the net proceeds of the $85 million Term Loan, bearing interest at an assumed rate of 6.50% per annum and (ii) the net proceeds of this offering of $105 million in principal amount of notes, bearing interest at an assumed rate of 3.50% per annum. The Term Loan is expected to bear interest, at Affymetrix’ option, either (a) during any interest period selected by Affymetrix, at the greater of (i) the offered rate per annum for deposits in U.S. dollars in the London interbank market for the relevant interest period adjusted for reserve requirements and (ii) 1.50% per annum (the greater of (i) or (ii), “LIBOR”), in each case plus a spread of 5.00% per annum, or (b) at the greatest of (i) the prime rate per annum from time to time announced by The Wall Street Journal (or another national publication as provided in the related credit agreement), (ii) the federal funds rate plus 0.50% per annum and (iii) LIBOR for a one-month interest period plus 1.00% per annum, in each case plus a spread of 4.00% per annum. The actual interest rate of the notes to be issued in this offering will be determined at the time of pricing of the notes. In each case, the actual interest rate may differ. In addition, it is possible that, based on market conditions and other considerations, Affymetrix may increase or decrease the aggregate principal amount of the notes offered and/or consummate a placement of other equity or debt securities in substitution for all or a portion of the notes. Any such change could materially affect the unaudited pro forma combined financial statements presented here.

3. PRELIMINARY DETERMINATION OF FAIR VALUE

For purposes of preparing the unaudited pro forma combined financial statements, Affymetrix estimated the total purchase price to be $315 million, which will be paid in cash. The purchase price is subject to certain adjustments as provided in the Acquisition Agreement, based upon the amount of eBioscience’s unpaid transaction expenses and its net cash and net working capital at the closing of the Acquisition, and a portion of the purchase price will be placed in escrow and will be paid to Affymetrix or eBioscience securityholders based on any claims for indemnification by Affymetrix during the escrow period. To prepare the unaudited pro forma combined financial statements, the Company assumed that the estimated $315 million purchase price will be funded by a combination of cash and available-for-sale securities on hand at the closing date, borrowings under the Term Loan of $85 million and proceeds from this offering of $105 million in principal amount of notes. The purchase price will be adjusted at the Acquisition closing date based on the fair values of the acquired assets and liabilities, and the amount of eBioscience’s unpaid transaction expenses and its net cash and net working capital at the closing of the Acquisition. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented here.

Preliminary Purchase Consideration

Preliminary purchase consideration is assumed to be funded as follows (in thousands):

Cash on hand	$62,721
Proceeds from the liquidation of available-for-sale securities	62,279
Notes offered hereby	105,000
Term loan facility	85,000

Total preliminary purchase consideration	$315,000

Preliminary Determination of Fair Value

Under the acquisition method of accounting, a preliminary estimate of the fair value of assets acquired and liabilities assumed with any excess of the purchase price over the value of net assets acquired recorded as goodwill is as follows:

Tangible assets acquired	$75,977
Liabilities assumed	(81,011)
Intangible assets	159,688
Stock-based compensation	8,984
Goodwill	151,362

Preliminary determination of fair value of assets acquired and liabilities assumed	$315,000

Included in the total liabilities assumed are net deferred tax liabilities of approximately $67 million, primarily comprised of the tax impact of the difference between the fair value allocated to assets acquired and the historical tax basis of those assets. In addition, the above preliminary determination of fair value excludes potential amounts related to certain litigation in which eBioscience is currently involved. The Acquisition Agreement provides that eBioscience security holders shall, subject to certain limitations, indemnify Affymetrix against certain damages arising out of or resulting from intellectual property litigation brought against eBioscience by a specified third party. The net assets acquired and unaudited pro forma results of operations do not reflect the potential outcome of this litigation, which is unable to be estimated at this current time.

The tangible assets acquired and liabilities assumed exclude eBioscience’s existing debt. Per the terms of the Acquisition Agreement, any amounts outstanding under existing eBioscience borrowings will be repaid at the Acquisition date, which repayment is assumed for the purposes of these unaudited pro forma combined financial statements to be funded by eBioscience cash on hand and otherwise deducted from cash amounts that would otherwise be payable as consideration for the Acquisition.

Goodwill of approximately $151 million represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets, and the knowledge and experience of the workforce in place. In accordance with applicable accounting standards, goodwill will not be amortized but instead will be tested for impairment at least annually or, more frequently if certain indicators are present.

Definite-lived purchased intangible assets and license fees are expected to total approximately $160 million and consist of customer base, developed technology, trademarks, trade names, other contractual agreements and license fees. The following table sets forth the preliminary components of intangible assets other than goodwill (in thousands, except estimated useful life):

	Preliminary Fair Value	Estimated Useful Life
Purchased Intangible Assets
Customer base	$85,700	12 years
Developed technologies	50,900	12 years
Trademarks and tradenames	14,600	5 years
Other contractual agreements	2,800	2 years
License fees	5,688	3 years

Total	$159,688

4. UNAUDITED PRO FORMA ADJUSTMENTS

The following adjustments are included in the accompanying unaudited pro forma combined financial statements (in thousands):

Unaudited Pro Forma Combined Balance Sheet as of March 31, 2012

(A)	Sources and uses of cash:

Sources of cash:
Notes offered hereby	$105,000
Term loan facility	85,000
Proceeds from liquidation of available-for-sale securities	62,279

Total sources of cash	252,279
Uses of cash:
Debt issuance costs	(8,175)
Acquisition costs	(6,670)
Preliminary purchase price	(315,000)

Total uses of cash	(329,845)

Sub-total	(77,566)
Adjustment to exclude eBioscience cash upon close	(16,793)

Net cash adjustment	$(94,359)

The adjustment to exclude eBioscience cash upon closing assumes repayment of existing eBioscience debt prior to completion of the Acquisition (see footnote (I) below).

(B)	To record inventory at estimated fair value.

(C)	To establish a valuation allowance for eBioscience’s domestic assumed short-term and long-term deferred tax assets and remove eBioscience’s deferred tax liabilities.

(D)	To record a net reduction to taxes payable representing anticipated refunds due upon the realization of tax benefits related to stock option exercises, net of a portion thereof that is payable to eBioscience shareholders per the Acquisition Agreement.

(E)	To recognize the estimated fair value of a favorable lease, short-term and long-term portion.

(F)	To recognize the estimated fair value of intangible assets acquired other than goodwill.

(G)	To recognize goodwill.

(H)	To recognize deferred financing costs associated with the assumed borrowing under the Term Loan and the assumed issuance of the notes offered hereby to fund the purchase price.

(I)	To record elimination of eBioscience’s existing debt. Per the terms of the Acquisition Agreement, any amounts outstanding under existing eBioscience borrowings will be repaid at the Acquisition date.

(J)	To recognize assumed borrowings under the Term Loan and the assumed issuance of the notes offered hereby.

(K)	To recognize deferred tax liabilities of $67 million for the difference between the fair value and tax basis of acquired intangibles and other assets. These deferred tax liabilities are considered a source of income for the purpose of realizing deferred tax assets. Since Affymetrix has a full valuation allowance against domestic deferred tax assets, Affymetrix will decrease the valuation allowance on those deferred tax assets in an amount equal to the domestic deferred tax liability acquired. Under the applicable purchase accounting rules, changes to the realizability of an acquirer’s deferred tax assets as a result of an acquisition are recognized in operations and not as part of purchase consideration. Thus, this reduction to the valuation allowance, which is expected to be approximately $56 million, will immediately be recognized in operations by Affymetrix.

(L)	To eliminate eBioscience stockholders’ equity and related amounts.

(M)	To realize gains upon liquidation of available-for-sale securities.

(N)	To record impact of share-based compensation expense for acceleration of eBioscience unvested stock options upon Acquisition date.

(O)	To record non-recurring transaction fees.

Unaudited Pro Forma Combined Statements of Operations for the three months ended March 31, 2012 and the year ended December 31, 2011

(P)	To record amortization of the fair value adjustment for inventory.

(Q)	To record amortization of intangible assets acquired.

(R)	To eliminate amortization of intangible assets recorded in the historical eBioscience statements of operations.

(S)	To eliminate non-recurring transaction fees recorded in the historical Affymetrix and eBioscience statements of operations.

(T)	To record amortization of favorable lease asset.

(U)	To reduce interest income for amounts forgone as a result of liquidating available-for-sale securities.

(V)	To recognize interest expense for the assumed borrowings under the Term Loan and the assumed issuance of the notes offered hereby to fund the purchase price, partially offset by the elimination of interest expense on eBioscience’s outstanding debt which is assumed to be paid off at the Acquisition date per the terms of the Acquisition Agreement.

For purposes of these unaudited pro forma combined financial statements, Affymetrix has assumed that the Acquisition will be partially funded by (i) the net proceeds of the $85 million Term Loan, bearing interest at an assumed rate of 6.50% per annum and (ii) the net proceeds from this offering of $105 million in principal amount of notes, bearing interest at an assumed rate of 3.50% per annum. In each case, actual interest rates and the actual amount of indebtedness may differ. The actual interest rate on the notes will be determined at the pricing of the notes.

The Term Loan interest is expected to bear interest at a floating rate and a change of 1/2 of a percent (0.50%) in the interest rates assumed for the floating rate Term Loan would result in a $0.4 million change in pro forma interest expense for the year ended December 31, 2011 and a $0.1 million change in pro forma interest expense for the three months ended March 31, 2012. A change of 0.50% in the interest rate assumed for the notes offered hereby would result in a $0.5 million change in pro forma interest expense for the year ended December 31, 2011 and a $0.1 million change in pro forma interest expense for the three months ended March 31, 2012.

Additionally, this adjustment also includes the amortization of deferred financing costs.

(W)	To adjust income taxes to the assumed effective rate had the Company and eBioscience filed consolidated domestic income tax returns during the periods presented.

5. NON-RECURRING TRANSACTION FEES

The Company has incurred and will continue to incur certain non-recurring transaction fees to complete the Acquisition and related financing which are currently estimated to total approximately $12 million. The Company’s non-recurring transaction fees incurred during the three months ended March 31, 2012 and during the year ended December 31, 2011 were approximately $2 million and $3 million, respectively. These non-recurring transaction fees are reflected as an adjustment to reduce selling, general and administrative expenses in the unaudited pro forma combined statements of operations as Note 4, Unaudited Pro Forma Adjustments, footnote (S) above for the three months ended March 31, 2012 and year ended December 31, 2011, respectively, as they are non-recurring and directly attributable to the Acquisition and related financing. Future transaction expenses that were not accrued but are expected to be incurred are estimated to total approximately $7 million and are reflected in the unaudited pro forma combined balance sheet as of March 31, 2012 as an adjustment to cash and cash equivalents (see Note 4, Unaudited Pro Forma Adjustments, footnote (O) above).

MARKET FOR OUR COMMON STOCK AND DIVIDENDS

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “AFFX.” The following table sets forth on a per share basis the low and high closing sale prices of our common stock as reported by The NASDAQ Global Select Market since January 1, 2010.

	Low	High
2010:
First Quarter	$5.28	$7.98
Second Quarter	5.81	8.33
Third Quarter	3.80	5.86
Fourth Quarter	4.16	5.28

2011:
First Quarter	$4.45	$5.53
Second Quarter	5.01	7.93
Third Quarter	4.14	8.06
Fourth Quarter	3.70	5.83

2012:
First Quarter	$4.11	$5.21
Second Quarter (through June 15, 2012)	3.99	5.09

As of May 24, 2012, we had 70,627,084 shares of our common stock issued and outstanding held by approximately 290 registered holders, one of which is Cede & Co., a nominee for Depositary Trust Company (“DTC”). All of the shares of common stock held by brokerage firms, banks and other financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC and therefore are considered to be held of record by Cede & Co. as one stockholder.

No cash dividends have been paid on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture (the “base indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes (the “supplemental indenture”), in each case to be dated as of the date of initial issuance of the notes. In this section, we refer to the base indenture, as supplemented by the supplemental indenture, collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Affymetrix, Inc. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $105 million, or $115 million if the underwriters exercise their over-allotment option in full;

•	bear cash interest from , 2012 at an annual rate of % payable on January 1 and July 1 of each year, beginning on January 1, 2013;

•

be subject to redemption at our option, (i) in whole on or prior to November 30, 2012 if we do not consummate the Acquisition or the Acquisition Agreement is terminated on or prior to September 30, 2012 or (ii) in whole or in part on or after July 1, 2017 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption at the respective redemption prices set forth below under “—Optional Redemption;”

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date;

•	mature on July 1, 2019, unless earlier converted, redeemed or repurchased;

•	be issued in denominations of $1,000 and multiples of $1,000; and

•

be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Forms of Securities” in the accompanying prospectus.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding the maturity date, in multiples of $1,000, at an initial conversion rate of              shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock). The conversion rate is subject to adjustment if certain events occur.

Upon conversion of a note, we will deliver shares of our common stock, together with a cash payment in lieu of any fractional share, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be incurred by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have a separate CUSIP number.

We use the term “note” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to the company’s common stock, $0.01 par value per share.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as the place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders holding certificated notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders holding certificated notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to register the transfer of or exchange any note selected for redemption or surrendered for conversion or repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year. Interest on the notes will accrue from                     , 2012 (the anticipated date of their initial issuance) or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2013.

Interest will be paid to the person in whose name a note is registered at the close of business on December 15 or June 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required fundamental change repurchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with any of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness (including any amounts outstanding under our new senior secured credit facility) to the extent of the value of the assets securing such indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets.

In addition, our new senior secured credit facility as proposed would restrict our ability to repurchase notes for cash, and the occurrence of a “fundamental change” under the indenture governing the notes or our existing

2038 notes would be an event of default under this credit facility. Our failure to repurchase notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture could also lead to a default under agreements governing our other indebtedness, including our senior secured credit facility and the 2038 notes. If the repayment of the other indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and purchase the notes. Any payment to holders of the notes would be effectively subordinated to any amounts due under the credit facility to the extent of the value of the assets securing such facility.

As of March 31, 2012, our total consolidated indebtedness was $3.9 million, none of which was secured indebtedness, and our subsidiaries had $7.0 million of indebtedness and other liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), the borrowing of $85.0 million under our new senior secured credit facility and the completion of our pending acquisition of eBioscience on the basis described under “Unaudited Pro Forma Combined Financial Information,” our total consolidated indebtedness would have been $193.9 million, of which an aggregate of $85.0 million would have been secured indebtedness, and our subsidiaries would have had $21.0 million of indebtedness and other liabilities to which the notes would have been structurally subordinated. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our current debt arrangements contain, and our future debt may contain, limitations on our ability to pay cash upon repurchase of the Notes.”

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. We may redeem the notes at our option as set forth below.

Redemption on or prior to November 30, 2012

If the Acquisition is not consummated or the Acquisition Agreement is terminated on or prior to September 30, 2012, we may redeem all, but not less than all, of the notes on a redemption date to occur on or prior to November 30, 2012 at a redemption price per $1,000 principal amount of notes equal to the sum of (i) $1,010, (ii) accrued an unpaid interest on such note to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will not include any such accrued and unpaid interest) and (iii) 75% of the difference, if positive, between the redemption conversion value and the initial conversion value.

The “redemption conversion value” means, with respect to any redemption date on or prior to November 30, 2012, the sum of the “daily conversion values” for each trading day in the “observation period” (each as defined below).

The “initial conversion value” means the product of (i)             , which is the initial conversion rate for the notes and (ii)             , which was the last reported sale price of our common stock on The NASDAQ Global Select Market on                     , 2012.

The “daily conversion value” means, for each of the 10 consecutive trading days during the observation period, 10% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 10 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AFFX <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” for purposes of determining any redemption conversion value for any redemption on or prior to November 30, 2012 means the 10 consecutive trading days beginning on, and including, the 12th scheduled trading day immediately preceding the relevant redemption date; and

For the purposes of determining any redemption conversion value only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

For the purposes of determining any redemption conversion value, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

Redemption upon Satisfaction of Sale Price Condition

Following November 30, 2012, the notes will not be redeemable prior to July 1, 2017. On or after July 1, 2017, we may redeem for cash all or part of the notes, at our option, if the last reported sale price per share of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption. We will redeem any notes pursuant to this sale price condition at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed).

If we decide to redeem fewer than all of the outstanding notes as described in the preceding paragraph, the notes to be redeemed will be selected by lot or according to the depositary’s applicable procedures in the case of notes represented by a global note, or, in the case of notes in certificated form, the trustee shall select, in such manner as it shall deem appropriate and fair, notes to be redeemed in whole or in part.

In connection with any such partial redemption, if the trustee selects a portion of your note for redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any such redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption except the unredeemed portion of any such note being redeemed in part.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

For purposes of determining whether we may call the notes for redemption pursuant to the sale price condition set forth above only, “trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The NASDAQ Global Select Market or, if our common stock (or such other security) is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

General

In the case of any optional redemption, we will provide not less than 30 nor more than 60 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, and the redemption date must be a business day.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

General

Holders may convert their notes at the applicable conversion rate at their option at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate will initially be              shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per share of common stock). The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

Upon conversion of a note, we will satisfy our conversion obligation by delivering shares of our common stock, together with a cash payment in lieu of any fractional share, as set forth below under “—Settlement upon Conversion.” We will settle our conversion obligation on the third business day immediately following the relevant conversion date. The trustee will initially act as the conversion agent.

If we call notes for redemption, a holder of notes may convert its notes only until the close of business on the scheduled trading day immediately preceding the redemption date unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for). If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase notice in accordance with the relevant provisions of the indenture.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement upon Conversion.” Our delivery to you of the full number of shares of our common stock, together with a cash payment for any fractional share, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of such note; and

•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on such interest payment date on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of the shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of such note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and such note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of the shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender such note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate, together with a cash payment in lieu of any fractional share of common stock issuable upon conversion based on the last reported sale price of our common stock on the relevant conversion date. We will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date, and the person in whose name the shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on such conversion date.

Conversion Rate Adjustments

The applicable conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to (i) the applicable conversion rate multiplied by (ii) the principal amount of notes held by such holder divided by $1,000.

(1)	If we issue solely shares of our common stock as a dividend or distribution on all or substantially all shares of our outstanding common stock, or if we effect a share split or share combination of our common stock, the applicable conversion rate will be adjusted based on the following formula:

CR'	=	CR0	x	OS	'
				OS	0

where,

CR0	=	the applicable conversion rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR'	=	the applicable conversion rate in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be; and

OS'	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend or distribution or such share split or share combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared that results in an adjustment under this clause (1) but not so paid or made, or the outstanding shares of our common stock are not split or combined, as the case may be, the applicable conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution or to effect such split or combination, to the conversion rate that would then be in effect if such dividend or distribution or share split or share combination had not been declared or announced.

(2)	If we distribute to all or substantially all holders of our outstanding common stock any rights, options or warrants entitling them for a period of not more than 45 calendar days from the declaration date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date for such distribution, the applicable conversion rate will be increased based on the following formula:

CR'	=	CR0	x	OS0 + X
OS0 + Y
where,

CR0	=	the applicable conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR'	=	the applicable conversion rate in effect immediately after the close of business on the record date for such distribution;

OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such distribution;

X	=	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the declaration date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the record date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the applicable conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the applicable conversion rate shall be decreased to the conversion rate that would then be in effect if such record date for such distribution had not been fixed.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the declaration date of such distribution, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our outstanding common stock, excluding:

•	dividends or distributions (including share splits) referred to in clause (1) or (2) above;

•	dividends or distributions paid in cash and covered by clause (4) below; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply,

then the applicable conversion rate will be increased based on the following formula:

CR'	=	CR0	x	SP0
SP0 – FMV
where,

CR0	=	the applicable conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR'	=	the applicable conversion rate in effect immediately after the close of business on the record date for such distribution;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock as of the close of business on the record date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the applicable conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours, which capital stock or similar equity interest will be quoted or listed for trading on a U.S. national securities exchange after its distribution (a “spin-off”), the applicable conversion rate will be increased based on the following formula:

CR'	=	CR0	x	FMV + MP0
MP0
where,

CR0	=	the applicable conversion rate in effect immediately prior to the close of business on the record date for the spin-off;

CR'	=	the applicable conversion rate in effect immediately after the close of business on the record date for the spin-off;

FMV	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion Rights—Settlement upon Conversion” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off; and

MP0	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off.

The adjustment to the applicable conversion rate under the preceding paragraph will be calculated at the close of business on the 10th trading day immediately following, and including, the ex-dividend date for the spin-off but will be given effect as of the close of business on the record date for the spin-off; provided that, for purposes of determining the applicable conversion rate, in respect of any conversion after the close of business on the record date for the spin-off but prior to the close of business on the 10th trading day immediately following, and including, the ex-dividend date for the spin-off, references within the portion of this clause (3) related to “spinoffs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and the relevant conversion date.

(4)	If we pay any cash dividend or distribution to all or substantially all holders of our outstanding common stock, the applicable conversion rate will be increased based on the following formula:

CR'	=	CR0	x	SP0
SP0 - C
where,

CR0	=	the applicable conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR'	=	the applicable conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to all or substantially all holders of our outstanding common stock.

Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the applicable conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)	If we make or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the applicable conversion rate will be increased based on the following formula:

CR'	=	CR0	x	FMV + (SP' x OS')
OS0 x SP'
where,

CR0	=	the applicable conversion rate in effect immediately prior to the close of business on the expiration date;

CR'	=	the applicable conversion rate in effect immediately after the close of business on the expiration date;

FMV	=	the aggregate value, on the expiration date, of all cash and the fair market value (as determined by our board of directors or a committee thereof) of any other consideration paid or payable for shares validly tendered or exchanged as of the expiration date;

OS'	=	the number of shares of our common stock outstanding immediately after the time (the “expiration time”) that the tender or exchange offer expires (after giving effect to such tender offer or exchange offer);

OS0	=	the number of shares of our common stock outstanding immediately prior to the expiration time (prior to giving effect to such tender offer or exchange offer); and

SP'	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the applicable conversion rate under the preceding paragraph will be calculated at the close of business on the 10th trading day immediately following the expiration date but will be given effect at the close of business on the expiration date; provided that, for purposes of determining the applicable conversion rate, in respect of any conversion during the 10 trading days following, and including, the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date such tender or exchange offer expires and the relevant conversion date.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or share combination). In no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, reflecting the transaction.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a dividend or dividend equivalent subject to U.S. federal income or withholding tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “U.S. Federal Tax Considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

If we adjust the conversion rate pursuant to the above provisions, we will notify holders and the trustee of the relevant information related to the adjustment.

Notwithstanding any of the foregoing, for the avoidance of doubt, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (i) annually on the anniversary of the date of initial issuance of the notes and otherwise (ii)(x) on the conversion date for any notes or (y) on the effective date of any fundamental change or make-whole fundamental change, unless such adjustment has already been made.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a share split or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, the number of shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices or the “stock price” for purposes of a make-whole fundamental change over a span of multiple days, our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period when such last reported sale prices or stock prices are to be calculated.

Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” described under clause (1) or (2) (as set forth under “—Fundamental Change Permits Holders to Require us to Repurchase Notes” and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to subclause (a) of the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent at any time during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for subclause (a) of the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will deliver shares of our common stock, including the additional shares, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. We will notify holders and the trustee of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased for conversions in connection with a make-whole fundamental change will be determined by reference to the table below, based on the date on which the make whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
June , 2012
July 1, 2013
July 1, 2014
July 1, 2015
July 1, 2016
July 1, 2017
July 1, 2018
July 1, 2019

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $         per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be added to the conversion rate; and

•

if the stock price is less than $         per share (subject to adjustment in the same manner as the stock prices set forth in the first row of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed             , subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes or any portion of the principal amount thereof that is equal to $1,000 or a multiple of $1,000, on a date (the date being referred to as the “fundamental change repurchase date”) of our choosing that is not less than 20 or more than 35 calendar days after the date on which we notify holders of the occurrence of the effective date for such fundamental change. The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, to but excluding the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes subject to repurchase). Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	(A) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or the Exchange Act, other than us, our subsidiaries or our or their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common stock representing more than 50% of the voting power of our common stock and (B) a schedule, report or form is filed with the SEC disclosing such beneficial ownership or we otherwise become aware of such beneficial ownership notwithstanding the failure of such person or group to make any filing with the SEC;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that neither (a) a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction nor (b) any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity shall be a fundamental change pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for our liquidation or dissolution; or

(4)	our common stock (or other common stock into which the notes are then convertible) ceases to be listed or quoted on The NASDAQ Global Select Market or another U.S. national securities exchange.

Notwithstanding the foregoing, a transaction as described in clause (1) or (2) above will be deemed not to be a fundamental change for all purposes of the indenture (including for the purpose of determining if an adjustment to the conversion rate is required) if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments in respect of dissenters’ or appraisal rights, in connection with the transaction or transactions otherwise constituting the fundamental change, consists of shares of common stock traded on The NASDAQ Global Select Market or another U.S. national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares and cash payments in respect of dissenters’ or appraisal rights (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

On or before the 15th calendar day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date the fundamental change occurred, and whether the fundamental change is a make-whole fundamental change, in which case the effective date of the make-whole fundamental change will be given;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate made or to be made on account of such fundamental change;

•

if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Contemporaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise your fundamental change repurchase right, you must deliver, prior to the close of business on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated notes have been issued, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes, which must be $1,000 or a multiple thereof;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or a multiple thereof.

If the notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

We will be required to repurchase on the fundamental change repurchase date the notes that have been duly delivered along with a duly completed repurchase notice as described above. You will receive payment of the fundamental change repurchase price on the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to notes that have been properly tendered and not validly withdrawn:

•	such notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of such notes is made or whether or not such notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will:

•	if required, comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	if required, file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated (other than in connection with a default in the payment of the fundamental change repurchase price), and such acceleration has not been rescinded, on or prior to such date.

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and will not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change will generally not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See “Risk Factors—Risks Related to the Notes— Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.”

Furthermore, holders are generally not entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change” in circumstances involving a significant change in the composition of our board.

The definition of fundamental change includes a phrase relating to the sale, transfer or lease of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, transfer, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price, and our ability to repurchase the notes would be limited by the proposed terms of our senior secured credit facility . See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our current debt arrangements contain, and our future debt may contain, limitations on our ability to pay cash upon repurchase of the notes” and “—Ranking.” In addition, our ability to repurchase the notes for cash on any repurchase date may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then-existing borrowing arrangements or otherwise. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture, which would cause a cross-default under our senior secured credit facility, and the occurrence of a fundamental change with respect to the notes (or with respect to the 2038 notes) would constitute an event of default under our senior secured credit facility as currently proposed. An acceleration of such amounts would be an event of default under the 2038 notes as well and may independently cause a cross-default or cross-acceleration under our future debt arrangements, permitting the holders of the debt outstanding thereunder to accelerate such debt. Our senior secured credit facility will have, the 2038 notes have, and we may in the future incur other indebtedness with, similar change in control provisions permitting such holders to accelerate or to require us to repurchase such indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge with or into, or sell, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if other than us, is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity other than us expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon the consummation of any such transaction, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, Affymetrix under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default under the indenture:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of ten calendar days;

(4)	our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a make-whole fundamental change as described under “—Adjustment to Shares Delivered upon Conversion upon a Make-whole Fundamental Change,” in each case when due;

(5)	our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(6)	default by us or our subsidiaries under any loan agreement or other instrument under which there may be outstanding, or by which there may be evidenced any, debt for money borrowed in excess of $30.0 million in the aggregate of ours and such subsidiaries (other than indebtedness for borrowed money secured only by the real property to which the indebtedness relates and which is non-recourse to us or to such subsidiaries), whether such debt now exists or shall hereafter be created, (i) resulting in such debt becoming or being declared due and payable prior to its stated maturity or (ii) resulting from the failure of us or our subsidiaries to pay amounts due and payable under such debt upon stated maturity, required repurchase or redemption, and such acceleration shall not have been rescinded or annulled or such failure to pay cured within 60 days after written notice has been received by us or such subsidiary from the trustee or by the trustee, us and such subsidiary by the holders of at least 25% in principal amount of the notes then outstanding; or

(7)	certain events of bankruptcy, insolvency, or reorganization relating to us (these events being referred to as the “bankruptcy provisions”).

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will, for the first 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to (x) 0.25% per annum of the principal amount of the notes outstanding for each day during the first 90 days of such 180-day period on which such event of default is continuing and (y) 0.50% per annum of the principal amount of the notes outstanding for each day during the remaining 90 days of such 180-day period on which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended, and any past default or compliance with any provisions of the indenture or the notes may be waived, with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the rate of or extend the stated time for payment of interest on any note

(2)	reduce the principal of or extend the stated maturity of any note;

(3)	make any change that impairs or adversely affects the conversion rights of any notes;

(4)	reduce any redemption price or the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5)	modify the provisions with respect to the repurchase right of holders upon a fundamental change in a manner adverse to holders;

(6)	make any note payable in a currency other than that stated in such note;

(7)	impair the right of any holder to receive payment of principal of, and interest on, such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8)	reduce the quorum or voting requirements under the indenture;

(9)	change the ranking of the notes in any manner adverse to holders; or

(10)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions of the indenture; or

(11)	reduce the percentage in aggregate principal amount of notes whose holders must consent to any modification of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)	provide for the assumption by a successor corporation as described above under the heading “—Consolidation, Merger and Sale of Assets;”

(2)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(3)	provide for a successor trustee with respect to the notes;

(4)	cure any ambiguity, omission, defect or inconsistency in the indenture;

(5)	secure the notes;

(6)	add guarantees with respect to the notes;

(7)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(8)	increase the conversion rate, provided that the increase is in accordance with the terms of the indenture or will not adversely affect the interests of the holders of the notes;

(9)	supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes;

(10)	make any other change that would not reasonably be expected to adversely affect the interests of any holder of notes in any material respect; or

(11)	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet and the “Description of Debt Securities” in the accompanying prospectus.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, any redemption date, any fundamental change repurchase date, upon conversion or otherwise, cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay or convert all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the applicable conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 30 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be furnished to the trustee as of the time such documents are filed via EDGAR. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of the same shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates).

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent. The Bank of New York Mellon Trust Company, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

U.S. FEDERAL TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences and certain estate tax consequences of owning and disposing of the notes and shares of our common stock into which the notes are converted. This discussion applies only to notes that you purchase in this offering at the “issue price,” which we assume will be the price indicated on the cover of this prospectus supplement, and hold as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and differing tax consequences applicable to you if you are, for instance:

•	a financial institution;

•	a regulated investment company;

•	a dealer or trader in securities;

•	holding notes as part of a “straddle” or integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a partnership for U.S. federal income tax purposes;

•	a tax-exempt entity; or

•

a Non-U.S. Holder (as defined below) that owns, or is deemed to own, more than 5% of our common stock, or a Non-U.S. Holder that, on the date of any acquisition of any notes, owns notes with a fair market value of more than 5% of the fair market value of our common stock.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address any U.S. federal tax consequences other than income tax consequences and, to the extent addressed below, estate tax consequences. If you are considering the purchase of notes, you should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The Notes

Payments of Interest

Stated interest paid on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Certain Additional Payments

There are circumstances in which we might be required to make additional payments on a note, for instance, as described above under “Description of Notes—Optional Redemption—Redemption on or prior to November 30, 2012.” We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (the “IRS”). If the IRS takes a position contrary to that described above, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which yield would be higher than the stated interest on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale or other taxable disposition of the notes would be treated as ordinary income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the note. Your tax basis in a note will generally equal the cost of your note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as described above under “—Payments of Interest.”

Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Conversion into Shares of our Common Stock

The conversion of a note solely into shares of our common stock and cash in lieu of a fractional share of our common stock will not be a taxable event, except that your receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share) and, except that the fair market value of the shares of our common stock you receive with respect to accrued interest will be taxed as a payment of interest (as described above under “—Payments of Interest”).

Your tax basis in the shares of our common stock you receive upon a conversion of a note (other than shares of our common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the note that was converted. Your tax basis in the shares of our common stock received with respect to accrued interest will equal the fair market value of the shares you received. Your tax basis in a fractional share will be determined by allocating your tax basis in the shares of our common stock between the shares you receive upon conversion and the fractional share, in accordance with their respective fair market values.

Your holding period for the shares of our common stock received will include your holding period for the note converted, except that the holding period of any shares of our common stock received with respect to accrued interest will commence on the day after the date of receipt.

Constructive Dividends

We may adjust the conversion rate of the notes in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing your proportionate interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to you.

If we were to make a distribution of cash or property to stockholders (for example, by distributing cash dividends, evidences of indebtedness or assets) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to you. In addition, any other increase in the conversion rate of the notes (including an adjustment to the conversion rate in connection with a make-whole fundamental change) may, depending on the circumstances, be deemed to be a distribution to you.

In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of shares of our common stock or to holders of the notes, if as a result of such failure the proportionate interest of our stockholders or the holders of the notes (as the case may be) in our assets or earnings and profits is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution. See “—Common Stock—Taxation of Distributions” below. However, it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders. You should consult your tax adviser as to the tax consequences of receiving constructive dividends.

Possible Effect of a Consolidation or Merger

In certain situations, we may consolidate or merge into another entity (as described above under “Description of Notes—Consolidation, Merger and Sale of Assets”). Depending on the circumstances, a change in the obligor of the notes as a result of the consolidation or merger could result in a deemed taxable exchange to you and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Common Stock Received Upon Conversion of a Note

Taxation of Distributions

Distributions paid on our shares of our common stock, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in your income and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of your investment, up to your tax basis in your shares of our common stock. Any remaining excess will be treated as a capital gain. If you are a non-corporate U.S. Holder, dividends received by you in tax years beginning prior to 2013 will be eligible to be taxed at reduced rates if you meet certain holding period and other applicable requirements. If you are a corporate U.S. Holder, dividends received by you will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Shares of our Common Stock

Upon the sale or other taxable disposition of shares of our common stock, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the shares of our common stock. Gain or loss realized on the sale or other taxable disposition of shares of our common stock will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the shares have been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments on the notes, dividends on shares of our common stock and proceeds received from a sale or other disposition of the notes or shares of our common stock unless you are an exempt recipient. You may also be subject to backup withholding on these payments unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in which case you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a note or shares of our common stock.

Payments on the Notes

Payments of principal and interest on the notes by us or any paying agent to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	you certify on a properly executed IRS Form W-8BEN, under penalties of perjury, that you are not a United States person; and

•	it is not effectively connected with your conduct of a trade or business in the United States as described below under “—Effectively Connected Income.”

If you cannot satisfy one of the first three requirements described above and interest on the notes is not effectively connected with your conduct of a trade or business in the United States as described below under “—Effectively Connected Income,” payments of interest on the notes will be subject to withholding tax at a rate of 30%, subject to an applicable treaty providing otherwise.

Sale or Other Taxable Disposition of Notes or Shares of our Common Stock

Subject to the discussion below under “—FATCA Legislation,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes or shares of our common stock, unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States as described below under “—Effectively Connected Income;” or

•

we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. Amounts received on a sale, redemption or other taxable disposition of notes that are attributable to accrued interest will be treated as described above under “—Payments on the Notes.”

Dividends

As discussed above under “Market for our Common Stock and Dividends” above, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event that we do pay dividends, dividends (including deemed dividends on the notes described above under “—Tax Consequences to U.S. Holders—The Notes—Constructive Dividends”) paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty, subject to the discussion below under “—Effectively Connected Income.” Under proposed regulations relating to certain “dividend equivalent” payments, an adjustment to the conversion rate of the notes as a result of a dividend on our common stock may be subject to withholding tax at a different time or in a different amount than under the deemed dividend rules described in the prior sentence. In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from interest, shares of our common stock or sales proceeds subsequently paid or credited to you. If you are subject to withholding tax under such circumstances, you should consult your own tax adviser as to whether you can obtain a refund for all or a portion of the withholding tax.

In order to obtain a reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN certifying your entitlement to benefits under a treaty.

Effectively Connected Income

If interest, dividends or gain on a disposition of notes or shares of our common stock is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest and dividends discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes and shares of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments on the notes and on the shares of our common stock. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or shares of our common stock. You may be subject to backup withholding on payments on the notes or shares of our common stock or on the proceeds from a sale or other disposition of the notes or shares of our common stock unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would have been:

•	subject to U.S. federal withholding tax (even if the IRS Form W-8BEN certification requirement described above were satisfied); or

•	effectively connected with your conduct of a trade or business in the United States.

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, shares of our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on (as proposed, beginning in 2014), and sales or redemption proceeds from dispositions of (as proposed, beginning in 2015), U.S. common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of certain interests in or accounts with those entities) have been satisfied. If any withholding is imposed, a beneficial owner of shares of our common stock that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld in excess of otherwise applicable withholding tax by filing a U.S. federal income tax return, which may entail significant administrative burden. A beneficial owner that is a foreign financial institution, but not a “participating foreign financial institution” (as defined under FATCA) will be able to obtain a refund only to the extent an applicable income tax treaty in the United States entitles such beneficial owner to an exemption from, or reduced rate of, tax on the payment that was subject to withholding under FATCA. U.S. and Non-U.S. Holders should consult their tax advisers regarding the implications of FATCA in the event they receive our common stock upon conversion of the notes.

UNDERWRITING

Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Morgan Stanley & Co. LLC

Total		$105,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes (other than those covered by the over-allotment option described below) if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $             per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters a one-time option, exercisable within a 13-day period from, and including, the initial issue date of the notes, to purchase up to $10,000,000 additional aggregate principal amount of notes at the public offering price less the discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any. To the extent the option is exercised, each underwriter must purchase an additional aggregate principal amount of notes approximately proportionate to that underwriter’s initial purchase commitment. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

We have agreed that we will not for a period of 90 days after the date of this prospectus (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives, other than:

•	the notes to be sold in this offering;

•	any issuance of shares of common stock upon conversion of the notes;

•	any shares of common stock, restricted stock units, stock options or other incentive awards issued under existing employee or director equity incentive plans;

•

any shares of common stock, restricted stock units, stock options or other incentive awards issued to new hires in the ordinary course or (so long as not fully vested and freely transferable during the 90 day-period) in connection with any merger or acquisition transaction; or

•

the entry into any agreement providing for the issuance of shares of Common Stock (or securities convertible into or exercisable or exchangeable for shares of Common Stock) as consideration in any merger or acquisition transaction (so long as the issuance of such shares or other securities does not occur during the 90-day period).

Our directors and executive officers have entered into lock-up agreements with the representatives prior to the commencement of this offering pursuant to which each of these persons for a period of 90 days after the date of this prospectus, may not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the representatives, other than certain transfers (a) that are bona fide gifts, (b) by will or the laws of intestate succession, (c) for estate planning purposes, (d) pursuant to plans established in accordance with Rule 10b5-1 under the Exchange Act, (e) to us to discharge tax withholding obligations resulting from the vesting of restricted securities or the exercise of stock options and (f) not in excess of 5,000 shares per individual.

Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC in their sole discretion may release any of the securities subject to the lock-up agreements described above at any time without notice.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes). These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Affymetrix, Inc.
	No Exercise		Full exercise
Per note		%		%

We estimate that our total expenses for this offering (other than discounts and commissions set forth in the table above) will be approximately $750,000.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	“Covered” short sales are sales of notes in an amount up to the number of notes represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of notes in an amount in excess of the number of notes represented by the underwriters’ over-allotment option.

•

Covering transactions involve purchases of notes either pursuant to the underwriters’ over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase notes in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase notes in the offering.

•

To close a covered short position, the underwriters must purchase notes in the open market after the distribution has been completed or must exercise their over-allotment option. In determining the source of notes to close the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes by exercising their over-allotment option.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with this offering, the underwriters (or their affiliates) may, for their own accounts, enter into asset swaps, credit derivatives or other derivative transactions relating to the notes and/or the shares issuable upon conversion of the notes at the same time as the offer and sale of the notes or in secondary market transactions. Such transactions may be entered into with the company’s affiliates. As a result of such transactions, the underwriters may hold long or short positions in such notes or derivatives or in the shares issuable upon conversion of the notes. These transactions may comprise a substantial portion of the offering and no disclosure will be made of any such positions. In addition, the underwriters (or their affiliates) may have purchased notes and been allocated the notes for asset management and/or proprietary purposes and not with a view to distribution.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, we anticipate that affiliates of certain of the underwriters will be lenders under our new senior secured credit facility.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not, and the underwriters have not, authorized and neither we nor they authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement, the accompanying prospectus and their respective contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on these documents or any of their contents.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the notes has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the notes or the shares issuable upon conversion of the notes for resale in Australia within 12 months of issuance unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

The notes and the shares of common stock issuable upon conversion are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the notes do not constitute a public offer of, or an invitation to subscribe for or purchase, the notes or the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered pursuant to this prospectus supplement and the accompanying prospectus have not been registered under the Securities and Exchange Law of Japan, and the notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Certain legal matters will be passed upon for Affymetrix by Davis Polk & Wardwell LLP, Menlo Park, California. The underwriters have been represented by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, has audited the consolidated financial statements as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 of eBioscience Holding Company, Inc. included in Affymetrix Inc.’s Current Report on Form 8-K dated May 30, 2012 as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. eBioscience Holding Company, Inc.’s consolidated financial statements as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement to which this prospectus supplement relates and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2012 to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2011;

(c)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(d)	Current Reports on Form 8-K filed on January 10, 2012, January 25, 2012, February 3, 2012, March 6, 2012, May 4, 2012, May 7, 2012 and May 30, 2012; and

(e)	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on April 16, 1996.

You may request, and we will provide you with, a copy of these filings at no cost, by calling us at (408) 731-5000 or by writing to us at the following address:

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

PROSPECTUS

$200,000,000

Affymetrix, Inc.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer and issue shares of common stock and preferred stock, debt securities, warrants, purchase contracts and units, and we may offer and sell these securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which we will offer them. Specific terms of these securities will be provided in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “AFFX.” On May 31, 2012, the closing price of our common stock was $4.74 per share. We have not yet determined whether the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves certain risks. See the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 14, 2012

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus we have prepared or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus is current only as of its respective date.

Unless expressly stated or the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Affymetrix” refer to Affymetrix, Inc., a Delaware corporation, and its consolidated subsidiaries.

AFFYMETRIX, INC.

Our Business

We develop, manufacture and sell products and services for genetic analysis to the life science research and clinical healthcare markets. Researchers around the world use our technology to better understand the role that genes play in disease, the effectiveness and safety of therapies and many other biological factors that affect human well-being. We sell our products to some of the world’s largest pharmaceutical, diagnostic and biotechnology companies, as well as leading academic, government and not-for profit research institutions. Approximately 25,000 peer-reviewed papers have been published based on work using our products. We have almost 900 employees worldwide and maintain sales and distribution operations across the United States, Europe, Latin America and Asia.

We were incorporated in California in 1992 and reincorporated in Delaware in 1998. Our principal executive offices are located at 3420 Central Expressway, Santa Clara, CA 95051. Our telephone number is (408) 731-5000. We maintain a website at www.affymetrix.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission (“SEC”) from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus.

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Risk Factors

You should carefully consider all of the information in this prospectus and, in particular, you should evaluate the specific risk factors incorporated by reference herein and included or incorporated by reference in any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i) on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement and (ii) after the date of the filing of this registration statement and prior to its effectiveness (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

(a)	Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2012 to the extent incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2011;

(c)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(d)	Current Reports on Form 8-K filed on January 10, 2012, January 25, 2012, February 3, 2012, February 8, 2012, March 6, 2012, May 3, 2012, May 4, 2012, May 7, 2012, May 14, 2012 and May 30, 2012; and

(e)	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on April 16, 1996.

Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, and we will provide you with, a copy of these filings at no cost, by calling us at (408) 731-5000 or by writing to us at the following address:

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein, contain forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “could,” “would,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “looks for,” “looks to” “should,” “expects,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. Such statements are based on our current expectations. Actual results or business conditions may differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, risk relating to our ability to consummate the acquisition of eBioscience under the terms of the amended merger agreement and our ability to successfully integrate and realize the anticipated benefits of the acquisition; the risk that we will not obtain additional financing contemplated in the amended merger agreement on adequate terms, or at all; risks associated with our ability to offer new products and technologies; our capacity to identify and capitalize upon emerging market opportunities; market acceptance of our products versus those of our competitors; uncertainties related to cost and pricing of Affymetrix products; fluctuations in overall capital spending in the academic and biotechnology sectors; changes in government funding policies; our dependence on collaborative partners; the size and structure of our current sales, technology and technical support organizations; uncertainties relating to our suppliers and manufacturing processes; our ability to achieve and sustain higher levels of revenue, improved gross margins and reduced operating expenses; personnel retention; global credit and financial market conditions; uncertainties relating to Federal and Drug Administration and other regulatory approvals; risks relating to intellectual property of others and the uncertainties of patent protection and litigation; volatility of the market price of our common stock; unpredictable fluctuations in quarterly revenues; the risk factors incorporated by reference under Part I, Item 1A of our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011; and other factors described elsewhere in this prospectus or in our current and future filings with the SEC.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur. You should consider any forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should consider carefully the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC, both of which are incorporated herein by reference in their entirety, as well as other information in this prospectus and any prospectus supplement before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities that we may offer from time to time under this prospectus and any applicable prospectus supplement or free writing prospectus to pay a portion of the purchase price for our pending acquisition of eBioscience and to use any remainder for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose other than as set forth above, we will describe that in the related prospectus supplement.

DIVIDEND POLICY

We have never paid cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest. We do not have any shares of preferred stock outstanding, so our ratio of earnings to fixed charges and preferred stock dividends for any given period is equivalent to our ratio of earnings to fixed charges.

	Three Months Ended	Year Ended December 31,
	March 31, 2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	—	—	—	—	—	5.16
Deficiency of earnings to cover fixed charges (in thousands)	$4,360	$25,680	$8,229	$22,941	$242,012	—

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of our common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

The following descriptions are summaries of the material terms of our restated certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our restated certificate of incorporation and bylaws, copies of which are filed with the Securities and Exchange Commission.

Common stock

As of May 24, 2012, there were 70,627,084 shares of our common stock outstanding.

Voting. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock are not authorized by our certificate of incorporation to cumulate votes for the election of directors. A nominee for director is elected to the board if votes cast for such nominee exceed votes cast against such nominee’s election; provided, however, if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the shares present in person or represented by proxy and entitled to vote.

Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.

Liquidation, Dissolution and Winding-up. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preemptive Rights, Conversion and Redemption. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Undesignated preferred stock

Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Affymetrix without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. Our certificate of incorporation and related certificate of designation designate 1,634,522 shares of preferred stock as Series AA preferred stock.

Series AA preferred stock

As of May 24, 2012, there were no shares of Series AA preferred stock outstanding.

Voting. The holders of our Series AA preferred stock shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock and shall be entitled to vote together with the holders of common stock. The holders of our Series AA preferred stock are entitled to one vote for each share of common stock into which such Series AA preferred stock is convertible.

Dividends. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our Series AA preferred stock are entitled to receive cash dividends prior and in preference to any declaration or payment of any dividend on our common stock, at the rate per share of $1.99 payable per annum, in two equal installments on June 30 and December 31 of each year. Such dividends are cumulative. In addition, holders of our Series AA preferred stock are entitled to receive an amount equal to any dividend paid on our common stock. Such dividends are not cumulative.

Liquidation, Dissolution and Winding-up. In the event of our liquidation, dissolution or winding-up, the holders of our Series AA preferred stock are entitled to receive, prior and in preference to any distribution of any of our assets to holders of our common stock, an amount per share equal to the sum of (i) $30.59 for each outstanding share of Series AA Preferred Stock, (ii) accrued and unpaid dividends and (iii) a per share amount equal to the difference obtained by subtracting (A) the product of 10% of the annual per share dividend multiplied by a fraction, the numerator of which is the number of days elapsed since the date upon which the first share of Series AA preferred stock was first issued and the denominator of which is 365 from (B) the annual per share dividend (the “Liquidation Preference”).

Conversion. Each share of Series AA preferred stock is convertible, at the option of the holder, into common stock. In addition, the holders of a majority of our Series AA preferred stock may consent to the conversion of all Series AA preferred stock. In either such case, the initial conversion price is $39.77 per share, subject to adjustment.

Redemption. We may redeem the Series AA preferred stock at any time for cash in an amount equal to the Liquidation Preference set forth above. A majority of holders of our Series AA preferred stock may request that we redeem their shares for cash in an amount equal to $30.59 per share plus accrued and unpaid dividends.

Preemptive Rights. The Series AA preferred stock has no preemptive rights or other subscription rights.

Anti-takeover effects of Delaware law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock.

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Advance notice of proposals and nominations

Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors.

Limits on written consents

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such stockholders.

Limits on special meetings

Our bylaws provide that special meetings of stockholders may be called at the request of the board of directors, the chairman of the board of directors or our president.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

NASDAQ listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “AFFX.”

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities may be issued from time to time in one or more series pursuant to, in the case of senior debt securities, a senior indenture, and in the case of subordinated debt securities, a subordinated indenture, in each case to be entered into between Affymetrix, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), or pursuant to a board resolution and set forth in an officer’s certificate or supplemental indenture to the relevant indenture. The senior indenture and the subordinated indenture are referred to herein as the “indentures.” The terms of the debt securities will include those set forth in the applicable indenture (as supplemented by any relevant officer’s certificate or supplemental indenture) and those made a part thereof by the Trust Indenture Act of 1939, as amended. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Because the following is only a summary of selected provisions of the indentures and the debt securities, it does not contain all information that may be important to you. This summary is not complete and is qualified in its entirety by reference to the indentures and any supplemental indentures thereto or officer’s certificate or board resolution related thereto. We urge you to read the indentures because the indentures, not this description, define the rights of the holders of the debt securities. The senior indenture and the subordinated indenture will be substantially in the forms included as exhibits to the registration statement of which this prospectus is a part.

As used in this “Description of Debt Securities,” the terms “we,” “our,” “us,” “the company” and “Affymetrix” refer to Affymetrix, Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

General

The indentures will not limit the amount of debt securities which we may issue. We have the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. Our secured debt, if any, will be effectively senior to the senior debt securities to the extent of the value of the assets securing such debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner described in the prospectus supplement and as set forth in the board resolution, officer’s certificate or supplemental indenture relating to such offering. The debt securities will be exclusively our obligations and not of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and other liabilities (including trade payables) of any of our subsidiaries. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title;

•	any limit upon the aggregate principal amount;

•	the date or dates on which the principal is payable;

•	the rate or rates at which the debt securities shall bear interest, if any, or the method by which such rate shall be determined;

•	the date or dates from which interest shall accrue;

•	the date or dates on which interest shall be payable;

•	the record dates for the determination of holders to whom interest is payable;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•	the place or places where the principal of and any interest shall be payable;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed, pursuant to any sinking fund or otherwise;

•	our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or otherwise or at the option of a holder thereof;

•

if applicable, the price or prices at which and the period or periods within which and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part;

•	if other than denominations of $2,000 and any multiple of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•

the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of such principal amount which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

•

whether the debt securities are issuable under Rule 144A or Regulation S and, in such case, any provisions unique to such form of issuance including any transfer restrictions or exchange and registration rights;

•	any and all other terms of the series including any terms which may be required by or advisable under U.S. law or regulations or advisable in connection with the marketing of the debt securities;

•	whether the debt securities are issuable as global securities or definitive certificates and, in such case, the identity for the depositary;

•	any deletion from, modification of or addition to the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occurs;

•

whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	any guarantor or co-issuers;

•	any special interest premium or other premium;

•

whether the debt securities are convertible or exchangeable into common stock or other of our equity securities and the terms and conditions upon which such conversion or exchange shall be effected; and

•	the currency in which payments shall be made, if other than U.S. dollars.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities); provided that if such additional debt securities are not fungible with the initial debt securities of such series offered hereby for U.S. federal income tax purposes, such additional debt securities will have a separate CUSIP number.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption or required repurchase of the debt securities.

Events of Default

When we use the term “Event of Default” in the indentures with respect to the debt securities of any series, here are some examples of what we mean:

(1) default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2) default in paying principal, or premium, or sinking fund installment, if any, on the debt securities when due;

(3) default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or the trustee receives notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, that are affected (voting together as a single class);

(4) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us has occurred; or

(5) any other Events of Default set forth in a prospectus supplement relating to such series of debt securities.

If an Event of Default (other than an Event of Default specified in clause (4)) under the applicable indenture occurs with respect to the debt securities of any series and is continuing, then the trustee may and, at the direction of the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all such affected series (voting together as a single class), will by written notice, require us to repay immediately the entire principal amount of the outstanding debt securities of all such affected series, together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the applicable indenture specified in clause (4) occurs and is continuing, then the entire principal amount of the outstanding debt securities issued and outstanding under such indenture will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (4) described above under either indenture, the holders of a majority in principal amount of outstanding debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, that are affected (voting together as a single class) may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of those series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of outstanding debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, that are affected (voting together as a single class) also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of each such series.

Holders of at least 25% in principal amount of outstanding debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, that are affected (voting together as a single class) may seek to institute a proceeding only after they have made written request, and offered indemnity as the trustee may reasonably require, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of all such series affected under the applicable indenture (voting together as a single class). These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium (or, in the case of convertible debt securities, for the payment or delivery of the consideration due upon conversion) on or after the due dates for such payment or delivery.

During the existence of an Event of Default of which a responsible officer of the trustee has actual knowledge or has received written notice from us or any holder of the senior debt securities or the subordinated debt securities, as the case may be, the trustee is required to exercise the rights and powers vested in it under the applicable indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders of such debt securities unless the holders have offered to the trustee security or indemnity as the trustee may reasonably require. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, that are affected (voting together as a single class) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee under the applicable indenture.

The trustee will, within 60 days after any default occurs under the senior indenture or the subordinated indenture, as the case may be, give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due (or a default in the payment or delivery of the consideration due upon conversion), the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indentures. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and Waiver

We and the trustee may amend or modify the indentures or the debt securities of any series without the consent of any holder of debt securities in order to:

•	establish the form or forms of debt securities of any series;

•	provide for uncertificated debt securities of any series in addition to or in place of certificated debt securities of the applicable series;

•	provide for the assumption by our successor, if any, to our obligations to holders of any outstanding debt securities of any series in compliance with the provisions of the applicable indenture;

•	add to our covenants or events of default for the benefit of the holders of the debt securities of a series or surrender any right or power conferred upon us under the applicable indenture;

•	evidence and provide for the acceptance of appointment by a successor trustee under the applicable indenture;

•	cure ambiguities, defects or inconsistencies;

•	secure the debt securities of any series;

•	provide for or add guarantors with respect to the debt securities of any series;

•	comply with any requirement of the SEC in connection with the qualification of either indenture under the Trust Indenture Act;

•

increase the applicable conversion rate in the case of convertible debt securities, provided such increase is in accordance with the terms of the applicable indenture or will not adversely affect the interests of the holders of such debt securities;

•

conform any provision in the applicable indenture to this “Description of Debt Securities” or the description of any debt securities issued thereunder to the description of such securities in the applicable prospectus supplement or term sheet setting forth the final terms of such debt securities;

•

supplement any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the discharge of any series of debt securities issued thereunder, provided that such change or modification does not adversely affect the interests of the holders of such debt securities; or

•	make any other change that would not reasonably be expected to adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the indentures or the debt securities may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of all series issued under the applicable indenture affected by the amendment or modification (voting together as a single class), and our compliance with any provision of the senior indenture or the subordinated indenture with respect to any series of debt securities may be waived by written notice to us and the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of all such series issued under the applicable indenture affected by the waiver (voting together as a single class). However, no modification or amendment to the senior indenture or the subordinated indenture may, without the consent of the holder of each outstanding senior debt security or subordinated debt security affected:

•	reduce the rate of or extend the stated time for payment of interest on any debt securities;

•	reduce the principal amount of, or extend the stated maturity, of any debt securities;

•	amend or modify the redemption or required repurchase provisions of the debt securities in any manner adverse to holders or reduce the price payable upon any such redemption or repurchase;

•	if the debt securities are convertible, make any change that impairs or adversely affects the conversion rights of any debt securities;

•	change the currency in which amounts on any debt securities are payable;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	reduce the quorum or voting requirements under the applicable indenture;

•	adversely affect the ranking of the debt securities of any series;

•	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions of the applicable indenture;

•	reduce the percentage in aggregate principal amount of debt securities whose holders must consent to any modification of the applicable indenture; or

•	modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated debt securities in a manner adverse to the holders of those securities;

Covenants

Principal and Interest

We covenant to pay the principal of and interest on the debt securities when due and in the manner provided in the indentures.

Consolidation, Merger or Sale of Assets

We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any person or persons in a single transaction or through a series of transactions, unless:

•

we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is (a) organized and existing under the laws of the United States or any State or territory or (b) organized under the laws of a jurisdiction outside the United States and has a class of common stock (including ordinary shares or American depository shares) traded on a national securities exchange in the United States;

•

the surviving entity will expressly assume all of our obligations under the applicable indenture and the debt securities issued thereunder, and will, if required by law to effectuate the assumption, execute a supplemental indenture to such indenture, in a form satisfactory to the trustee, which will be delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing under the applicable indenture; and

•

we or the surviving entity will have delivered to the trustee an officer’s certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the applicable indenture relating to the transaction or series of transactions have been satisfied.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all our assets occurs in accordance with the applicable indenture, the successor person will succeed to, and be substituted for, and may exercise every right and power of ours under such indenture with the same effect as if such successor person had been named in our place in such indenture. We will (except in the case of a lease) be discharged from all obligations and covenants under such indenture and any debt securities issued thereunder.

Existence

Except as permitted under “—Consolidation, Merger and Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that their preservation is no longer desirable in the conduct of business.

Satisfaction and Discharge

We may terminate our obligations under either the senior indenture or the subordinated indenture, when:

•	either:

•	all the debt securities of any series issued thereunder that have been authenticated and delivered have been accepted by the trustee for cancellation; or

•

all the debt securities of any series issued thereunder that have not been accepted by the trustee for cancellation have become due and payable or, except in the case of convertible debt securities, are by their terms to become due and payable within one year (a “discharge”), and (i) we have, except in the case of convertible debt securities, made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name and at our expense and (ii) we have irrevocably deposited or caused to be deposited with the trustee sufficient funds (and securities, solely with respect to any conversion obligation, if applicable) to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium (or to pay or deliver the consideration due upon conversion);

•	we have paid or caused to be paid all other sums then due and payable under such indenture; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under such indenture relating to the satisfaction and discharge of the indenture have been complied with.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities under either the senior indenture or the subordinated indenture that remain unclaimed for two years after the maturity date of such debt securities will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The indentures and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Subordination

The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•

all of the indebtedness of that person for money borrowed, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles as in effect on the date of the subordinated indenture;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refinancings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refinancing, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refinancing is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated indenture.

Concerning Our Relationship with the Trustee

We maintain ordinary banking relationships and credit facilities with affiliates of the trustee.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities and any payments to holders with respect to warrants or units represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Affymetrix, the trustee, any warrant agent, unit agent or any other agent of Affymetrix or agent of the trustee or agent of such warrant agent or unit agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary. In addition, we will issue securities in definitive form to a holder of a series of debt securities if an event of default has occurred with respect to such series of debt securities and such holder requests its debt securities be issued in definitive form.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the “Securities Act”), and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of any securities issued hereunder will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent auditors, has audited the consolidated financial statements as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 of eBioscience Holding Company, Inc. included in Affymetrix Inc.’s Current Report on Form 8-K dated May 30, 2012 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. eBioscience Holding Company, Inc.’s consolidated financial statements as of December 31, 2010 and 2011 and for each of the three years in the period ended December 31, 2011 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.